As filed with the Securities and Exchange Commission on November 6, 2012

Registration No. 000-53316

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TransBiotec, Inc.
(Exact name of registrant as specified in its charter)

Delaware	3999	26-0731818
(State or other jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

194 Marina Drive , Suite 202, Long Beach, CA 90803	(562) 280-0483
(Address, including zip code, of registrant’s principal executive offices)	(Telephone number, including area code)

Scott Painter, Chief Executive Officer
TransBiotec, Inc.
194 Marina Drive , Suite 202
Long Beach, CA 90803
(562) 280-0483
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

COPIES TO:

Craig V. Butler, Esq.
Law Offices of Craig V. Butler
9900 Research Drive
Irvine, CA  92618
(949) 484-5667
Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (1)	Amount of registration fee (3)
Common Stock, $0.00001 par value	8,500,000	$0.27	$1,912,500	$260.87
Total Registration Fee				$260.87

(1)
There are 8,500,000 shares of common stock being registered hereunder and as may be sold by the registrant from time to time, which together shall have an aggregate initial offering price not to exceed $3,000,000. In the event the maximum aggregate offering price is reached, any remaining unsold shares shall be removed from registration.  The proposed maximum offering price per share will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder.  Pursuant to Rule 416 of the Securities Act, this registration statement shall be deemed to cover additional securities (i) to be offered or issued in connection with any provision of any securities purported to be registered hereby to be offered pursuant to terms that provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions and (ii) of the same class as the securities covered by this registration statement issued or issuable prior to completion of the distribution of the securities covered by this registration statement as a result of a split of, or a stock dividend paid with respect to, the registered securities.

(2)
Estimated solely for purposes of calculating the registration fee under Rule 457 under the Securities Act, using 75% of the last closing bid price as reported on the OTC Bulletin Board (the “OTCBB”) on October 17, which was $0..225 per share (based on a closing bid price of $0.30).

(3)
The registration fee is calculated pursuant to Rule 457(c) of the Securities Act of 1933 based on 75% of the last closing bid price as reported on the OTC Bulletin Board (the “OTCBB”) on October 17, which was $0..225 per share (based on a closing bid price of $0.30).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TRANSBIOTEC, INC.
____________________

PROSPECTUS
____________________

____________, 2012

YOU MAY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS.  WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS.  NEITHER THE DELIVERY OF THIS PROSPECTUS NOR SALE OF COMMON STOCK MEANS THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS.  THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SHARES OF THE COMMON STOCK IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

8,500,000 SHARES

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated November 6, 2012

PROSPECTUS

Up to 8,500,000 shares of common stock

TRANSBIOTEC, INC.

This prospectus relates to the sale of up to 8,500,000 shares of common stock of TransBiotec, Inc. to and by Kodiak Capital Group, LLC, referred to throughout this prospectus as “Kodiak”, “Kodiak Capital”, or the “selling stockholder,” and pursuant to a “put right” under an investment agreement, also referred to as an equity line of credit that we entered into with Kodiak Capital.  The investment agreement permits us to “put” up to $3,000,000 of shares of our common stock to Kodiak Capital.  Pursuant to registration rights granted to Kodiak Capital, we are obligated to register the shares acquired by Kodiak Capital if we issue a “put” to Kodiak Capital.  TransBiotec, Inc. is not selling any shares of common stock in the resale offering.  We, therefore, will not receive any proceeds from the sale of the shares by the selling shareholder.  We will, however, receive proceeds from the sale of securities to Kodiak Capital pursuant to our exercise of put rights.

This offering will terminate upon the earlier of: (i) when all 8,500,000 shares are sold, (ii) the maximum offering amount of $3,000,000 has been achieved, (iii) twelve months following the date this Registration Statement becomes effective, or (iv) it is terminated earlier by the parties in accordance with the investment documents.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the OTC Bulletin Board under the symbol “IMLE.”  The closing price of our common stock as reported on the OTC Bulletin Board on October 17, 2012 was $0.51.

These shares may be sold by the selling stockholder from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.

The selling stockholder, and any participating broker-dealers, may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the “Securities Act,” and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act.  The selling stockholder will purchase the shares of our common stock for 75% of the lowest closing bid price during the five trading days immediately following the date we give them a put notice.  The closing bid price of our common stock on the OTC Bulletin Board was $0.30 on October 17, 2012.  The selling stockholder received a one-time issuance of 1,500,000 shares of our common stock, restricted in accordance with Rule 144, as a commitment for the investment, which shares may be repurchased by us at any time for $200,000 and will be returned to us if we use the entire $3,000,000 credit facility within 12 months after this Registration Statement becomes effective, if not purchased by us prior to that time.  If we do not repurchase the 1,500,000 shares or use the entire $3,000,000 credit facility in the 12 months after this Registration Statement becomes effective, then the shares vest with Kodiak Capital to keep.  The selling stockholder has informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Investing in the common stock involves risks.  TransBiotec, Inc., currently has limited operations, limited income, and limited assets, is in unsound financial condition, and you should not invest unless you can afford to lose your entire investment.  See “Risk Factors” beginning on page 4.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

All of the common stock registered by this prospectus will be sold by the selling stockholder at the prevailing market prices at the time they are sold.  TransBiotec, Inc., is not selling any of the shares of common stock in this offering and therefore will not receive any proceeds from this offering.

The date of this prospectus is __________________, 2012

PROSPECTUS SUMMARY

TRANSBIOTEC, INC.

We are a development stage company in the process of developing an alcohol detection device called “SOBR”.  The device is a patented device for use in detecting alcohol in a person’s system by testing the ethanol content in their perspiration.  We plan to market the device to two primary business segments: (i) companies and institutions that employ or contract with vehicle drivers, where the system will be marketed as a preventative drunk driving detection system, with a possible  ignition locking device, and (ii) companies and institutions that have an interest in monitoring their employees’ or contractors’ alcohol level due to their job responsibilities, such as surgeons prior to entering surgery, pilots prior to flying aircraft, and the military for personnel returning to a military base from off-base leave.

Regarding the use in vehicles, we believe SOBR offers a unique solution to the national drunk driving problem and are currently performing beta testing of SOBR for this use. Our objective is to grow our sales and manufacturing of SOBR by aggressively pursuing the original equipment market (“OEM”) once final beta testing is completed.  We intend to seek an experienced OEM partner to introduce SOBR to the new automotive market.  We believe that an increase in public awareness and consumer interest will generate a demand for alcohol sensing technology and we hope that auto manufactures will begin installing SOBR as a factory installed option.  We will also market SOBR to international car manufacturers which may want to gain a market advantage over domestic auto manufacturers.  We will seek to enter other markets as well, such as commercial trucking, as well as seek to have included in federal legislation a requirement that a alcohol sensing devices with ignition locking systems be retrofitted in all vehicles in the U.S.

Regarding the use in monitoring employees and contractors in certain industries, such as surgeons, pilots and the military, we are in the process of soliciting potential customers interested in purchasing either interlocking or portable devices in various industries.

Currently, we do not have the money or funding to achieve the above goals and we will not be able to achieve our goals unless we are successful in obtaining funding through this offering and potentially future offers as well, all which may serve to dilute the ownership position of our current and future shareholders.

Corporate Information

We were incorporated under the name Imagine Media, Ltd. on August 10, 2007.  From inception through early 2009, our business was to publish and distribute Image Magazine, a monthly entertainment guide for the Denver, Colorado area.  We generated only limited revenue and essentially abandoned our business plan in January 2009.

On September 19, 2011, we acquired approximately 52% of the outstanding shares of TransBiotec, Inc., (“TBT”) from TBT’s directors in exchange for 12,416,462 shares of our common stock.  These directors of TBT were Charles Bennington, Devadatt Mishal, Nicholas Limer, and Sam Satyanarayana, all of which are currently directors of TransBiotec, Inc.  At the time, these shares represented approximately 52% of our outstanding common stock.  TBT was a California corporation.  In connection with this transaction, two of our officers resigned and Charles Bennington and Nicholas Limer were appointed as directors and as our President, Chief Executive Officer, and Chief Financial Officer, and our Secretary, respectively, and Ronald Williams was appointed as our Chief Technology Officer.

On January 17, 2012, our Board of Directors amended our Certificate of Incorporation changing our name from Imagine Media, Ltd. to TransBiotec, Inc.  On January 31, 2012, we acquired approximately 45% of the remaining outstanding shares of TBT in exchange for 10,973,678 shares of our common stock.  In connection with this transaction two of our directors resigned and Sam Satyanarayana, Ronald Williams and Devadatt Mishal were appointed directors.  As a result of the September 2011 and January 2012 acquisitions of TBT common stock, we currently own approximately 97% of the outstanding shares of TBT, and we control its board of directors and officer positions.  The remaining 3% are owned by non-affiliated individuals that did not participate in the share exchange.

As a result of the acquisition, TBT’s business is our business and, unless otherwise indicated, any references to “us” or “we” includes the business and operations of TBT.  Due to our 97% ownership of TBT, its operations are combined with ours in the attached financial statements.

Our offices are located at 194 Marina Drive, Suite 202, Long Beach, CA 90803, telephone number (562) 280-0483.

The Offering

We are registering up to 8,500,000 shares for resale by Kodiak Capital Group, LLC pursuant to the terms of our Investment Agreement dated August 15, 2012.  Pursuant to the terms of the agreement, as amended, Kodiak has committed to invest up to $3,000,000 to purchase our common stock over a twelve-month period.  The agreement provides that we may from time to time deliver a put notice to Kodiak, and Kodiak is obliged to purchase the dollar amount of common stock set forth in the notice.  The maximum amount of each put shall be $3,000,000.  The purchase price shall be 75% of the lowest closing bid price during the five (5) trading days following the put notice date.  We will not be permitted to submit a put notice or draw down any funds from the financing arrangement if the shares issued to Kodiak under the put would cause Kodiak to beneficially own more than 9.9% of our outstanding common stock on the date of the issuance of the shares.  The 8,500,000 shares being registered represent a good faith estimate of the number of shares of common stock that will be issuable pursuant to the agreement, as amended.

Kodiak has agreed that neither it nor its affiliates will engage in any short selling of the common stock.

All of the common stock registered by this prospectus will be sold by the selling stockholder at the prevailing market prices at the time they are sold.  We currently have 32,989,717 shares of common stock outstanding, and if all of the shares included in the registration statement of which this prospectus is a part are issued, we will have 41,489,717 shares of common stock outstanding.

RISK FACTORS

We have a limited operating history and historical financial information upon which you may evaluate our performance.

You should consider, among other factors, our prospects for success in light of the risks and uncertainties encountered by companies that, like us, are in their early stages of development.  We may not successfully address these risks and uncertainties or successfully implement our existing and new products.  If we fail to do so, it could materially harm our business and impair the value of our common stock.  Even if we accomplish these objectives, we may not generate the positive cash flows or profits we anticipate in the future. We were incorporated in Delaware on August 10, 2007.  Our business to date business focused on developing and improving our product, filing patents, hiring management and staff personnel and sales to early and small customers. Unanticipated problems, expenses and delays are frequently encountered in establishing a new business and developing new products.  These include, but are not limited to, inadequate funding, lack of consumer acceptance, competition, product development, and inadequate sales and marketing.  The failure by us to meet any of these conditions would have a materially adverse effect upon us and may force us to reduce or curtail operations.  No assurance can be given that we can or will ever operate profitably.

We may not be able to meet our future capital needs.

To date, we have not generated any revenue and we have limited cash liquidity and capital resources.  Our future capital requirements will depend on many factors, including our ability to develop our products, cash flow from operations, and competing market developments.  We will need additional capital in the near future.  Any equity financings will result in dilution to our then-existing stockholders.  Sources of debt financing may result in high interest expense.  Any financing, if available, may be on unfavorable terms.  If adequate funds are not obtained, we will be required to reduce or curtail operations.

If we cannot obtain additional funding, our product development and commercialization efforts may be reduced or discontinued and we may not be able to continue operations.

We have historically experienced negative cash flows from operations since our inception and we expect the negative cash flows from operations to continue for the foreseeable future.  Unless and until we are able to generate revenues, we expect such losses to continue for the foreseeable future. As discussed in our financial statements, there exists substantial doubt regarding our ability to continue as a going concern.

Product development efforts are highly dependent on the amount of cash and cash equivalents on hand combined with our ability to raise additional capital to support our future operations through one or more methods, including but not limited to, issuing additional equity or debt.

In addition, we may also raise additional capital through additional equity offerings, and licensing our future products in development.  While we will continue to explore these potential opportunities, there can be no assurances that we will be successful in raising sufficient capital on terms acceptable to us, or at all, or that we will be successful in licensing our future products.  Based on our current projections, we believe we have insufficient cash on hand to meet our obligations as they become due based on current assumptions.  The uncertainties surrounding our future cash inflows have raised substantial doubt regarding our ability to continue as a going concern.

Current economic conditions and capital markets are in a period of disruption and instability which could adversely affect our ability to access the capital markets, and thus adversely affect our business and liquidity.

The current economic conditions and financial crisis have had, and will continue to have, a negative impact on our ability to access the capital markets, and thus have a negative impact on our business and liquidity.  The shortage of liquidity and credit combined with the substantial losses in worldwide equity markets could lead to an extended worldwide recession.  We may face significant challenges if conditions in the capital markets do not improve.  Our ability to access the capital markets has been and continues to be severely restricted at a time when we need to access such markets, which could have a negative impact on our business plans.  Even if we are able to raise capital, it may not be at a price or on terms that are favorable to us. We cannot predict the occurrence of future disruptions or how long the current conditions may continue.

Because we face intense competition, we may not be able to operate profitably in our markets.

The market for our product is highly competitive and is becoming more so, which could hinder our ability to successfully market our products.  We may not have the resources, expertise or other competitive factors to compete successfully in the future.  We expect to face additional competition from existing competitors and new market entrants in the future. Many of our competitors have greater name recognition and more established relationships in the industry than we do.  As a result, these competitors may be able to:

•	develop and expand their product offerings more rapidly;
•	adapt to new or emerging changes in customer requirements more quickly;
•	take advantage of acquisition and other opportunities more readily; and
•	devote greater resources to the marketing and sale of their products and adopt more aggressive pricing policies than we can.

If our products do not gain expected market acceptance, prospects for our sales revenue may be affected.

We intend to use the SOBR device in the commercial market, as opposed to the judicially-mandated market.   Currently, most alcohol sensing devices are breath analyzers used in the judicially-mandated market where the use is usually required by law as a punishment for the committing a crime.  We will be asking commercial industries, auto manufacturers, companies that have commercial vehicles as their primary business (limousine companies, taxi cab companies, truck drivers, etc.), and companies and institutions that have an interest in monitoring their employees’ or contractors’ alcohol level due to their job responsibilities (such as surgeons, pilots, and the military, adopt a new requirement that their employees or contractors must abide in order to remain employed.  While we believe this will be attractive to many companies and industries we must achieve some level of market acceptance to be successful.  If we are unable to achieve market acceptance our investors could lose their entire investment.

If critical components become unavailable or contract manufacturers delay their production, our business will be negatively impacted.

Stability of component supply is crucial to determine our manufacturing process. As some critical devices and components are supplied by certain third-party manufacturers, we may be unable to acquire necessary amounts of key components at competitive prices.

Outsourcing the production of certain parts and components is one way to reduce manufacturing costs. We plan to select these particular manufacturers based on their ability to consistently produce these products according to our requirements in an effort to obtain the best quality product at the most cost effective price. However, the loss of all or one of these suppliers or delays in obtaining shipments could have an adverse effect on our operations until an alternative supplier could be found, if one may be located at all.  This may cause us to breach our contracts and lose sales.

If our contract manufacturers fail to meet our requirements for quality, quantity and timeliness, our business growth could be harmed.

We plan to outsource the manufacturing of SOBR to contract manufacturers.  These manufacturers will procure most of the raw materials for us and provide all necessary facilities and labor to manufacture our products. If these companies were to terminate their agreements with us without adequate notice, or fail to provide the required capacity and quality on a timely basis, we would be delayed in our ability or unable to process and deliver our products to our customers.

Our products could contain defects or they may be installed or operated incorrectly, which could reduce sales of those products or result in claims against us.

Although we have quality assurance practices to ensure good product quality, defects still may be found in the future in our future products.

End-users could lose their confidence in our products and Company when they unexpectedly use defective products or use our products improperly.  This could result in loss of revenue, loss of profit margin, or loss of market share.  Moreover, because our products may be employed in the automotive industry, if one of our products is a cause, or perceived to be the cause, of injury or death in a car accident, we would likely be subject to a claim.  If we were found responsible it could cause us to incur liability which could interrupt or even cause us to terminate some or all of our operations.

If we are unable to recruit and retain qualified personnel, our business could be harmed.

Our growth and success highly depend on qualified personnel. Competition in the industry could cause us difficulty in recruiting or retaining a sufficient number of qualified technical personnel, which could harm our ability to develop new products. If we are unable to attract and retain necessary key talents, it would harm our ability to develop competitive product and retain good customers and could adversely affect our business and operating results.

We may be unable to adequately protect our proprietary rights.

Our ability to compete partly depends on the superiority, uniqueness and value of our intellectual property.  To protect our proprietary rights, we will rely on a combination of patent, copyright and trade secret laws, confidentiality agreements with our employees and third parties, and protective contractual provisions.  Despite these efforts, any of the following occurrences may reduce the value of our intellectual property:

•	Our applications for patents relating to our business may not be granted and, if granted, may be challenged or invalidated;
•	Issued patents may not provide us with any competitive advantages;
•	Our efforts to protect our intellectual property rights may not be effective in preventing misappropriation of our technology;
•	Our efforts may not prevent the development and design by others of products or technologies similar to or competitive with, or superior to those we develop; or
•	Another party may obtain a blocking patent and we would need to either obtain a license or design around the patent in order to continue to offer the contested feature or service in our products.

We may become involved in lawsuits to protect or enforce our patents that would be expensive and time consuming.

In order to protect or enforce our patent rights, we may initiate patent litigation against third parties.  In addition, we may become subject to interference or opposition proceedings conducted in patent and trademark offices to determine the priority and patentability of inventions.  The defense of intellectual property rights, including patent rights through lawsuits, interference or opposition proceedings, and other legal and administrative proceedings, would be costly and divert our technical and management personnel from their normal responsibilities.  An adverse determination of any litigation or defense proceedings could put our pending patent applications at risk of not being issued.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation.  For example, during the course of this kind of litigation, confidential information may be inadvertently disclosed in the form of documents or testimony in connection with discovery requests, depositions or trial testimony.  This disclosure could have a material adverse effect on our business and our financial results.

Under the terms of the investment agreement with Kodiak up to 30,000,000 shares of our common stock will be available for resale if we exercise the maximum amount of put notices.  The availability for sale of such a large amount of our stock may decrease the price at which our investors are able to sell their shares.

Under the terms of the financing with Kodiak, up to 30,000,000 shares of our common stock will be available for resale if we exercise the maximum amount of put notices.  The sale of all or substantially all of those shares in the public market, or the market's expectation of such sales, may result in an immediate and substantial decline in the market price of our shares.  Such a decline will adversely affect our investors, and make it more difficult for us to raise additional funds through equity offerings in the future.  Additionally, any sales of the common stock by the selling stockholder will likely reduce the price of our common stock, which in turn would lead to additional shares being issued upon future put notices.  This would lead to further dilution to our shareholders.

Under the terms of the investment agreement, Kodiak will pay less than the then-prevailing market price of our common stock.

The common stock to be issued pursuant to the investment agreement will be issued at 75% of the lowest closing bid price during the five trading days following the put notice date.  This discounted purchase price could be significantly lower than our then-current stock price. These discounted sales could cause the price of our common stock to decline, which would cause the value of the shares held by existing shareholders to decline

The selling stockholder intends to sell their shares of common stock in the open market and has an incentive under the investment agreement to do so quickly, which sales may cause our stock price to decline.

The selling stockholder intends to sell the shares of common stock being registered in this offering in the public market.  That means that up to 8,500,000 shares of common stock, the number of shares being registered in this offering, may be sold in the public market.  In addition, the selling stockholder has an incentive to sell shares received quickly, because in doing so they can ensure that they will recover the discount to market price at which they acquire those shares.  Such sales will likely cause our stock price to decline.

The sale of our stock under the investment agreement could encourage short sales by third parties, which could contribute to the further decline of our stock price.

The significant downward pressure on the price of our common stock caused by the sale of material amounts of common stock under the investment agreement could encourage short sales by third parties.  Such an event could place further downward pressure on the price of our common stock.

Our common stock has been thinly traded and we cannot predict the extent to which a trading market will develop.

Our common stock is traded on the OTC Bulletin Board.  Our common stock is thinly traded compared to larger more widely known companies.  Thinly traded common stock can be more volatile than common stock trading in an active public market.  We cannot predict the extent to which an active public market for our common stock will develop or be sustained after this offering.

Kodiak may sell shares of common stock after we deliver a put notice during the pricing period, which could cause our stock price to decline.

Kodiak may sell such shares any time after we deliver a put notice.  Accordingly, Kodiak may sell such shares during the pricing period.  Such sales may cause our stock price to decline and if so would result in a lower price during the pricing period, which would result in us having to issue a larger number of shares of common stock to Kodiak in respect of the notice.

The investment agreement may restrict our ability to engage in alternative financings.

Because of the structure of investment agreement, we will be deemed to be involved in a near continuous indirect primary public offering of our securities.  As long as we are deemed to be engaged in a public offering, our ability to engage in a private placement will be limited because of integration concerns.  Additionally, we may not be as attractive of a candidate for other financing arrangements by other investors as a result of the terms of the investment arrangement with Kodiak.

Because we are subject to the “penny stock” rules, the level of trading activity in our stock may be reduced.

Our common stock is traded on the OTC Electronic Bulletin Board.  Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission.  Penny stocks, like shares of our common stock, generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on NASDAQ.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account.  In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.  Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this prospectus, including the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” that are based on our management’s beliefs and assumptions and on information currently available to our management.  Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation and the effects of competition.  Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions.  These statements are only predictions and involve known and unknown risks and uncertainties, including the risks outlined under “Risk Factors” and elsewhere in this prospectus.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievement.  We are not under any duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results, unless required by law.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholder.  We will not receive any proceeds from the sale of shares of common stock in this offering.  However, we will receive up to $3,000,000 from the sale of common stock to Kodiak under the investment agreement.  These proceeds would be received from time-to-time as put notices are delivered to the selling stockholder, and we will use these proceeds for working capital needs.

Our allocation of proceeds represents our best estimate based upon the expected requirements of our proposed business and marketing plan.  If any of these factors change, we may reallocate some of the net proceeds.  The portion of any net proceeds not immediately required will be invested in certificates of deposit or similar short-term interest bearing instruments.

INVESTMENT AGREEMENT

On August 15, 2012, we entered into an investment agreement with Kodiak Capital Group, LLC, in order to provide a source of future funding.  The investment agreement establishes what is sometimes also referred to as an equity line of credit or drawdown facility.  The number of shares of common stock which will ultimately be issued under the investment agreement is unknown.

Under the investment agreement, Kodiak has agreed to provide us with up to $3,000,000 of funding during a twelve-month period beginning on the date the Securities and Exchange Commission declares this registration statement effective.  During this period, we may sell shares of common stock to Kodiak by delivering a put notice to them, and they will be obligated to purchase the shares, unless the purchase of such shares would cause Kodiak to own more than 9.9% of our common stock, on a beneficially-owned basis, on the date of the issuance of the shares.  We are under no obligation to deliver any put notices or sell any shares to Kodiak under the investment agreement.

The maximum amount that we can require Kodiak to purchase in each put notice is $3,000,000.

On the day of the put notice, a pricing period of five trading days will begin.  At the end of the pricing period Kodiak will purchase that number of shares determined by dividing the amount of the put notice by 75% of the lowest closing bid price of our common stock during the pricing period.

We may submit a new put notice every seven trading days but only if the shares sold during the prior pricing period have been paid for and issued, and the issuance would not cause Kodiak to own more than 9.9% of our outstanding common stock on a beneficially-owned basis.

SELLING SECURITY HOLDERS

The Selling Securities Holder is Kodiak Capital Group, LLC, a Delaware Limited Liability Company pursuant to an Investment Agreement dated August 15, 2012.  Pursuant to our agreement with Kodiak, at our election we may sell Kodiak up to 30,000,000 shares of our common stock for gross proceeds of up to $3,000,000 at a price based upon 75% of the lowest closing bid price over a five (5) trading day period after we submit a put.   Kodiak’s obligations under the Investment Agreement are irrevocable, non-transferable and expire twelve months after this registration statement is declared effective with the Commission.   Kodiak was issued 1,500,000 shares of common stock as Commitment Shares upon execution of the Investment Agreement.  The Commitment Shares are subject to a repurchase and return right held by us whereby we may repurchase the 1,500,000 shares at any time during the twelve months following this Registration Statement becoming effective for $200,000 and, if we haven’t elected our repurchase right and we utilize the full $3,000,000 facility within twelve months of the effectiveness of this Registration Statement, then Kodiak must return the 1,500,000 Commitment Shares to us.

As of the date of this prospectus, our most recent put price per share would be $0.27 and we would have to issue approximately 11,111,112 shares to receive all $3,000,000 of the Investment Agreement proceeds.  We will not pay any fees or commissions on any puts to Kodiak.

As of the date of this prospectus, there are 20,500,000 shares of our common stock held by or currently issuable to non-affiliates, representing 62% of the outstanding common stock prior to any puts to Kodiak.  The 8,500,000 shares we are registering for resale by Kodiak represents approximately 42% of the outstanding common stock held by non-affiliates, and if all are issued will represent approximately 30% of the outstanding common stock held by non-affiliates.

We cannot put more than shares to Kodiak if such shares would cause Kodiak to own more than 9.9% of our common stock.   As a result, as of the date of this prospectus, Kodiak cannot own more than approximately 3,500,000 shares after giving effect to that issuance to Kodiak.  If our total number of outstanding shares of common stock increases, as it will as we put shares to Kodiak under the Investment Agreement, then we would be able to put more shares to Kodiak before reaching the 9.9% threshold, and as Kodiak sells our common stock we would be able to put more shares to Kodiak before reaching the 9.9% threshold.   In the event gross proceeds reach $3,000,000 from puts of less than 8,500,000 shares, the offering will end with no further shares sold.   Our limited trading volume and price volatility is likely to inhibit Kodiak’s ability to sell shares put to them, which will negatively impact our ability to put more shares to them.  It is also likely that each put will decrease our stock price which means subsequent puts would provide less proceeds per share that the previous put.  In addition, we have only registered 8,500,000 for resale by Kodiak.  As a result of these factors it is unlikely we will realize the maximum $3,000,000 in put proceeds.

Kodiak intends to sell up to the 8,500,000 shares and is an “underwriter” within the meaning of the Securities Act of 1933, as amended, in connection with the resale of our common stock under the Investment Agreement.  As of date of this prospectus, Kodiak owns 1,500,000 shares of our common stock prior to the offering.  After the offering is completed, Kodiak will own no shares of our common stock.

Our sale of the shares and Kodiak’s obligation to take the shares are subject to following conditions:

A registration statement has been declared effective and remains effective for the resale of the common stock subject to the Investment Agreement

Our common stock has not been suspended from trading for a period of five consecutive trading days and we have not have been notified of any pending or threatened proceeding or other action to delist or suspend our common stock;

We have complied with our obligations under the Investment Agreement and the Registration Rights Agreement;

No injunction has been issued and remains in force, or action commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of our common stock; or

The issuance of the common stock will not violate any shareholder approval requirements of any exchange or market where our securities are traded.

Kodiak does not own greater than 9.9% of the outstanding common stock following any put of shares to Kodiak.

The Investment Agreement will terminate when any of the following events occur:

Kodiak has purchased an aggregate of $3,000,000 of our common stock; or

our commitment with Kodiak ends twelve months after the SEC declares this Registration Statement effective.

PLAN OF DISTRIBUTION

We are not offering any of the Selling Securities Holder’s securities. These shares may be sold by the Selling Securities Holder from time to time at prevailing market prices. We will not receive any of the proceeds from any sale by the Selling Securities Holder. The Selling Securities Holder may sell or distribute its shares in transactions through underwriters, brokers, dealers or agents from time to time or through privately negotiated transactions, including in distributions to shareholders or partners or other persons affiliated with the Selling Securities Holder. If the Selling Securities Holder enters into an agreement after the date of this prospectus to sell its shares to a broker-dealer as a principal and that broker-dealer is acting as an underwriter, we will file a post-effective amendment to the registration statement containing this prospectus identifying the broker-dealer and disclosing required information on the plan of distribution. Additionally, prior to any involvement of any broker-dealer in the offering, such broker-dealer must seek and obtain clearance of the underwriting compensation and arrangements from the Financial Industry Regulatory Agency.

The distribution of the Selling securities holder’s shares may be effected from time to time in one or more transactions (which may involve crosses or block transactions) in the following types of transactions:

1.	Over-the-counter market sales, or on such public markets as the common stock may from time to time be trading;

2.	Privately negotiated sales;

3
By writing of call options on the shares (whether such options are listed on an options exchange or otherwise). A call option is a contract whereby the option holder has a right to purchase the shares from the writer of the option for a set period of time at a pre-defined price;

4.
By purchasing put options (whether such options are listed on an options exchange or otherwise) and delivering the shares to the writer of the option. A put option is a contract whereby the option holder has a right to sell the shares to the writer of the option for a set period of time at a pre-defined price; or

5.	Any combination of these methods of distribution.

Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

If the Selling Securities Holder effects such transactions by selling the shares to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Securities Holder or commissions from purchasers of the shares for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents might be in excess of those customary in the types of transactions involved).

The Selling Securities Holder and any brokers, dealers or agents that participate in the distribution of the securities are underwriters, and any profit on the sale of the securities by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents will be underwriting discounts and commissions under the Securities Act.

The Selling Securities Holder may pledge the shares from time to time in connection with such Selling securities holder’s financing arrangements. To the extent any such pledgees exercise their rights to foreclose on any such pledge, and sell the shares, such pledgees may be deemed underwriters with respect to such shares and sales by them may be effected under this prospectus.  We will not receive any of the proceeds from the sale of any of the shares by the Selling Securities Holder.

Under the Exchange Act and applicable rules and regulations promulgated thereunder, any person engaged in a distribution of any of the shares may not simultaneously engage in market making activities with respect to the shares for a period, depending upon certain circumstances, of either two days or nine days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Securities Holder will be subject to applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the Selling Securities Holder.

Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualify for sale in such state or an exemption from registration or qualification is available and is complied with.

Penny Stock Rules / Section 15(g) of the Exchange Act

Our shares may be considered penny stock covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors who are generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 (including spouse's net worth and may include the fair market value of home furnishings and automobiles, but excluding from the calculation the value any primary residence and the related amount of any indebtedness on primary residence up to the fair market value of the primary residence (any indebtedness that exceeds the fair market value of the primary residence must be deducted from net worth calculation)) or annual income exceeding $200,000 or $300,000 jointly with their spouses.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules. Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales person’s compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approved the transaction for the customer’s account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination and that it is unlawful to effect the transaction without written authorization for the transaction from the customer.

The application of the penny stock rules may affect your ability to resell your shares due to broker-dealer reluctance to undertake the above-described regulatory burdens.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.00001, and 25,000,000 shares of preferred stock, par value $0.00001.  As of September 21, 2012, there are 32,989,717 shares of our common stock issued and outstanding, held by approximately 148 shareholders of record.

Common Stock.  Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments.  The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders.  There is no cumulative voting with respect to the election of our directors or any other matter.  Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors.  The holders of our common stock are entitled to receive dividends when and if declared by our Board of Directors from funds legally available therefore.  Cash dividends are at the sole discretion of our Board of Directors.  In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock.  Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Dividend Policy.  We have never issued any dividends and do not expect to pay any stock dividend or any cash dividends on our common stock in the foreseeable future.  We currently intend to retain our earnings, if any, for use in our business.  Any dividends declared on our common stock in the future will be at the discretion of our Board of Directors and subject to any restrictions that may be imposed by our lenders.

Preferred Stock.  We are authorized to issue 25,000,000 shares of preferred stock, par value $0.00001.  We have not issued, nor established any series for, any of our preferred stock.  Our preferred stock is “blank check preferred” whereby our Board of Directors may create a series of preferred stock and set the rights and preferences of such preferred stock, without further shareholder approval.  The availability or issuance of preferred shares in the future could delay, defer, discourage or prevent a change in control

INTEREST OF NAMED EXPERTS AND COUNSEL

Law Offices of Craig V. Butler serves as our legal counsel in connection with this offering.

DESCRIPTION OF BUSINESS

General

We are a development stage company in the process of developing an alcohol detection device called “SOBR”.  The device is a patented system for use in detecting alcohol in a person’s system by measuring the ethanol content in their perspiration.  Once SOBR is developed and tested, we plan to market the device to four primary business segments: (i) as an aftermarket-installed device to companies and institutions that employ or contract with vehicle drivers, such as trucking companies, limousine companies, and taxi cab companies, where the system will be marketed as a preventative drunk driving detection system, with a possible  ignition locking device, (ii) the original equipment manufacturing (OEM) market, where the device would be installed in new vehicles during the original building of a vehicle, (iii) companies and institutions that have an interest in monitoring their employees’ or contractors’ alcohol level due to their job responsibilities, such as surgeons prior to entering surgery, pilots prior to flying aircraft, mineworkers prior to entering a mine, or the military for personnel returning to a military base from off-base leave or prior to leaving for a mission, and (iv) companies that would want to provide knowledge to their customers of their current alcohol level, such as lounge and bar owners, or customers attending a golfing event. We believe SOBR offers a unique solution to the national alcohol abuse problem.

Our website is www.transbiotec.com.

Principal Products and Services

(photo of SOBR sensor)

        Our only product is SOBR.  The SOBR device is a patented device for use in detecting alcohol in a person’s system by measuring the ethanol content in their perspiration and determining whether that level is over or under a preset level set by the installer or a trained technician.  SOBR works by having an individual touch a sensor for approximately six seconds, the sensor is specific to ethanol. It detects ethanol secreted through sweat that emanates from the hands.  The product is produced in two basic forms.  The first is an in-vehicle system that can be connected to an interlock system to prevent the operation of the vehicle in the event the sensor detects measurable ethanol content. The second product is a portable unit that can be used anywhere.

The in-vehicle unit can be either retrofitted or built into the steering wheel, yoke or trim of any machine, including automobiles, buses, trucks, boats and aircraft.  Once the driver touches the sensor for approximately six seconds, the SOBR device detects ethanol secreted through sweat that emanates from the hands.  If the vehicle is fitted with an interlock device, then the ethanol level is instantly translated into an engine "start" or "no-start" signal.  SOBR can also initiate random real-time tests while the vehicle is operating to ensure that the operator's ethanol level does not increase over the preset limit after the vehicle is started. If the system is tampered with while parked, the vehicle will not start. If the device is tampered with while driving, alarms will activate, such as the vehicle lights and horn, drawing attention to the vehicle.  If a vehicle is equipped with a Global Positioning System, or Data Transmission Module, SOBR can alert fleet operators or others monitoring a vehicle of the detection of alcohol above preset levels.

When SOBR is installed in a vehicle the system is virtually unnoticeable, unlike breathalyzer ignition interlock systems. SOBR requires approximately one hour to install in a vehicle. The control box can be mounted under the dash in the interior of the vehicle.  In new vehicles the sensor can be installed as part of the steering wheel.  In retrofits, the sensor is installed on the dashboard for easy access. We believe that our cost to manufacture a SOBR device will be approximately $100, and if the unit is installed in a vehicle the installation cost will be approximately $75. SOBR requires a semi-annual recalibration much like current smog devices.  The recalibration is accomplished with a hand held device plugged into the control box and requires a trained technician approximately one hour to complete.

We plan to license the installation and recalibration rights to the automotive service industry.

The portable unit is similar in size and looks to a black, non-flip mobile telephone and can be temporarily attached to a solid fixture for more convenient usage.  The portable unit can be used to test individuals before they are allowed to perform certain functions. As a portable unit the system will signal through the use of lights whether the tested individual is over a preset level.  The company utilizing the device may then use the information how it sees fit.

Marketing

We have developed a marketing plan that our management believes will gain market recognition, as well as hopefully generate demand, for the SOBR device, primarily through trade shows, industry publications, general solicitation, social media, and public relations.  We plan to sell the SOBR device through the use of selling groups, such as channel sales, distributors, and independent sales contractors.  We believe the primary market for the in-vehicle SOBR device initially is the commercial vehicle market, such as trucking companies, taxi cab companies, limousine companies, and bus companies.  Many of these companies have a significant financial interest in eliminating drunk drivers from their operations.  Secondarily, individuals may desire to monitor a family member's vehicle, such as an automobile operated by a minor or a family member with a past alcohol issue.

We believe the primary market for the portable SOBR device is its use by companies and institutions that have an interest in monitoring their employees’ or contractors’ alcohol level due to their job responsibilities, such as surgeons prior to entering surgery, pilots prior to flying aircraft, mineworkers prior to entering a mine, or the military for personnel returning to a military base from off-base leave.

As a result, we initially plan to market SOBR to the voluntary, commercial market:

o	commercial transportation companies that operate tractor trailers, taxis, construction vehicles, boats, trains, aircraft and other vehicles;
o	local, state and federal government agencies that operate fire trucks, police cars and public transportation systems; and
o	individuals that desire to monitor a family member's vehicle, such as a vehicle operated by a minor.
o	a variety of government and military employees, such as sailors in the Navy who might be tested before boarding a ship after off-base leave.

We plan to establish a distribution system of individuals and companies including value-added resellers (VARS), channel sales teams, and independent contractors, to sell the products to the market.

Manufacturing

The manufacture of all components of the SOBR, as well as component assembly, will be subcontracted to third parties.  We plan to perform the final assembly, testing and calibration of the SOBR device at the company’s California location.  In order to assemble the SOBR device a manufacturer only needs the space, manpower, and common, non-exotic equipment.

Competition

Currently, to our knowledge, breath analyzer ignition interlocks are the only products on the market which can detect alcohol and lock the ignition system of a vehicle. There are several limitations inherent with current design of breath analyzers that can be circumvented and are invasive in their appearance and use.  At present, their market is substantially made up of the mandated market (the legal market as a punitive testing device).  If breath analyzer sales occur outside the mandated market, to our knowledge, that represents a much smaller sales number as percentage of business.

We believe SOBR has the following advantages over the majority of traditional breath analyzers:

o Can be programmed to work during the entire operation of the vehicle without distracting the driver;
o The system can be considered as non-invasive comparatively
o Easy retro fit installation;
o Unobtrusive in the vehicle;
o Difficult to circumvent;
o Possible opportunity for the consumer to obtain insurance discounts that could offset some costs of the system.  Although presently no insurance company is offering a premium discount, nor do we see that happening in the near future.

To date the breath analyzer companies are predominantly focused on the mandated market and are not pursuing the commercial market with the same effort.

Intellectual Property

As a portable unit the system will signal through the use of lights that the tested individual is over a preset level.

When SOBR is installed in a vehicle the system is less noticeable than the most common breathalyzer ignition interlock systems. SOBR requires approximately one hour to install in a vehicle. The control box can be mounted under the dash in the interior of the vehicle.  In new vehicles the sensor can be installed as part of the steering wheel as well as many other places in the vehicle that are convenient easily assessable to the driver  In retrofits, the sensor is installed on the dashboard for easy access.  We believe that our cost to manufacture a SOBR device will be approximately $100, and if the unit is installed in a vehicle the installation cost will be approximately $75.  SOBR requires a semi-annual recalibration much like current smog devices.  The recalibration is accomplished with a hand held device plugged into the control box and requires a trained technician approximately one hour to complete.

We plan to license the installation and recalibration rights to various retail and service businesses in the automotive service industry.

SOBR is protected by the following three patents, filed with the United States Patent and Trademark Office.

1.	Patent 6620108, which expires on December 26, 2021, pertains to the technology that identifies the vehicle's operator.
2.	Patent 7173536, which expires on August 28, 2024, pertains to the substance detection and alarm system.
3.	Patent 7377186, which expires on April 6, 2025, pertains to the interface system between the substance detection system and vehicle ignition system.

Government Regulation

At the present time, only the judicially-mandated market is regulated.  Devices sold into this market must be approved by state government agencies.  Since we plan to enter this market last, we will not, initially, be subject to government regulation.  Although we realize we would be subject to regulation if and when we were to enter the mandated market.

Regarding the use in vehicles, we believe SOBR offers a unique solution to the national drunk driving problem and have been and are continuing to perform beta testing of SOBR for this use. Our objective is to grow our sales and manufacturing of SOBR by aggressively pursuing the original equipment market (“OEM”) once final beta testing is completed.  We intend to seek an experienced OEM partner to introduce SOBR to the new automotive market.  We believe that an increase in public awareness and consumer interest as well as potential cost savings will generate a demand for alcohol sensing technology. We hope that auto manufactures will begin installing SOBR as a factory installed option.  If that happens we expect it would occur for some time in the future.  We will also market SOBR to international car manufacturers which may want to gain a market advantage over domestic auto manufacturers.  We will seek to enter other markets as well, such as commercial trucking, as well as seek to have included in federal legislation a requirement that alcohol sensing devices with ignition locking systems be retrofitted in all vehicles in the U.S.  France is one country that has created laws that mandate vehicles to have an alcohol detection device on all private vehicles.

Regarding the use in monitoring employees and contractors in certain industries, such as surgeons, pilots and the military, we are in the process of meeting with potential customers in certain identified business segments.

Currently, we do not have the money or funding to achieve the above goals and we will not be able to achieve our goals unless we are successful in obtaining funding through this offering and potentially future offerings as well, all which may serve to dilute the ownership position of our current and future shareholders.

Ventura Agreement

On September 15, 2011, we entered into an agreement with Ventura LLC (“Ventura”), whereby Ventura will be paid a finder’s fee in our common stock on investments brought to us through their introduction, as well as business consultants assisting us with bringing our product to market.  Pursuant to the agreement, Ventura will receive the following shares of our common stock:

o	842,544 shares for assisting with the acquisition of the 52% interest in TBT;
o
842,544 shares when $250,000 is raised from the sale of 100,000 shares of the common stock of TBT at $2.50 per share. All shares sold in this offering will be exchanged for shares of our common stock on the basis of one TBT share for 7.726 shares of our common stock;

o	842,544 for shares we sold prior to March 31, 2012 to investors introduced to us by Ventura, provided at least $250,000 is raised from such investors prior to March 31, 2012.

As of March 31, 2012, Ventura had raised $334,156 for either TBT or the Company.

Employees

As of March 31, 2012 we employed four persons on a full time basis and one person on a part-time basis.

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated under the name Imagine Media, Ltd. on August 10, 2007.  From inception through early 2009, our business was to publish and distribute Image Magazine, a monthly entertainment guide for the Denver, CO area.  We generated only limited revenue and essentially abandoned our business plan in January 2009.

On September 19, 2011, we acquired approximately 52% of the outstanding shares of TransBiotec, Inc., (“TBT”) from TBT’s directors in exchange for 12,416,462 shares of our common stock.  These shares represented approximately 52% of our outstanding common stock.  TBT was a California corporation.  In connection with this transaction, two of our officers resigned and Charles Bennington, Nicholas Limer, and Ronald Williams were appointed as directors and as our Chief Executive Officer/Chief Financial Officer, Secretary and Chief Technology Officer, respectively.

On January 17, 2012, our Board of Directors amended our Certificate of Incorporation changing our name from Imagine Media, Ltd. to TransBiotec, Inc.  On January 31, 2012, we acquired approximately 45% of the remaining outstanding shares of TBT in exchange for 10,973,678 shares of our common stock.  In connection with this transaction two of our directors resigned and Sam Satyanarayana and Devadatt Mishal were appointed directors.  As a result of the September 2011 and January 2012 acquisitions, we currently own approximately 97% of the outstanding shares of TBT, and we control its board of directors and officer positions.  The remaining 3% of TBT is owned by non-affiliate holders that did not participate in the share exchange transaction.

DESCRIPTION OF PROPERTY

Our executive offices, consisting of approximately 500 square feet, are located at 194 Marina Drive, Suite 202, Long Beach, CA 90803. We sublease this space from Preferred Asset Management, an that Nicolas Limer, one of officers and directors, is a principal, at a rate of $1,000 per month.  We use this space for our executive offices.  We do not own our own manufacturing facility but plan to outsource with third party manufacturing companies for our manufacturing.

LEGAL PROCEEDINGS

On December 6, 2006, Orange County Valet and Security Patrol, Inc. filed a lawsuit against us in Orange County California State Superior Court for Breach of Contract in the amount of $9,720.00.  As of March 31, 2012, the lawsuit remained pending, however, the plaintiff has not taken any further action in this case and we believe this case may be dismissed shortly due to the Plaintiff’s failure to pursue the matter.

On May 11, 2012, we sued William Cooper, Travis Cooper and William Bowman in a case entitled, TransBiotec, Inc. v. William Cooper, Travis Cooper, William Bowman, Superior Court of California, County of Orange, Case No. 30-2012-00568440-CU-BC- CJC, for breach of contract, intentional interference, with contractual relations, intentional interference with prospective economic relations, defamation, and unfair business practices .  According to the Complaint the lawsuit is based on false and misleading claims made by the Defendants, as well as tortious interference with our business and contacts.  The Complaint seeks unspecified damages to be determined by the Court or trier of fact.  William Cooper, Travis Cooper and William Bowman all filed timely Answers.  Kula Management, Inc. did not file an Answer and we received a default judgment against Kula Management, Inc.  Travis Cooper and William Cooper filed cross-complaints alleging breach of contract.  William Cooper’s cross-complaint was disallowed due to failure to file timely.  Currently, discovery is ongoing.

We currently have three judgments against us involving past employees of the company.  These matters are under the purview of the State of California, Franchise Tax Board, Industrial Health and Safety Collections.  We currently owe approximately $97,464.21, plus accrued interest, to our ex-employees for unpaid wages under these Orders and are working to get these amounts paid off.

On November 14, 2005, Fashion Furniture Rental, Inc. filed a lawsuit against TBT in the Orange County California State Superior Court for breach of contract. In 2012 Fashion Furniture Rental obtained a judgment against the Company in the approximate amount of $61,000.

In the ordinary course of business, we are from time to time involved in various pending or threatened legal actions.  The litigation process is inherently uncertain and it is possible that the resolution of such matters might have a material adverse effect upon our financial condition and/or results of operations.  However, in the opinion of our management, other than as set forth herein, matters currently pending or threatened against us are not expected to have a material adverse effect on our financial position or results of operations.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our stock is quoted on the OTC Bulletin Board under the symbol “IMLE.”  We were listed on March 18, 2009.  We have 32,989,717 shares of our common stock outstanding.  The following table sets forth the high and low bid information for each quarter within the two most recent fiscal years, as provided by the NASDAQ Stock Markets, Inc.  The information reflects prices between dealers, and does not include retail markup, markdown, or commission, and may not represent actual transactions.

		Bid Prices
Fiscal Year Ended December 31,	Period	High	Low

2010	First Quarter	$1.25	$0.20
	Second Quarter	$1.01	$0.35
	Third Quarter	$0.53	$0.15
	Fourth Quarter	$0.51	$0.10

2011	First Quarter	$0.40	$0.10
	Second Quarter	$0.80	$0.30
	Third Quarter	$1.36	$0.69
	Fourth Quarter	$1.40	$0.51

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock.  The Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to a few exceptions which we do not meet.  Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

There is currently one outstanding option to purchase TransBiotec, Inc. common stock, with the option purchase 25,000 shares of TransBiotec, Inc.’s common stock at $0.25 per share, and no warrants to purchase shares of our common stock.  We do have convertible debentures outstanding that permit the holder to convert the outstanding obligation into shares of our common stock.

The number of holders of record of shares of our common stock is One Hundred Forty Eight (148).

There have been no cash dividends declared on our common stock.  Dividends are declared at the sole discretion of our Board of Directors.

We have not adopted any stock option or stock bonus plans.

FINANCIAL STATEMENTS

Index to Financial Statements

Independent Auditors’ Report	F-2
Consolidated Balance Sheets of TransBiotec, Inc. as of December 30, 2011 and 2010	F-3
Consolidated Statements of Operations of TransBiotec, Inc. for the Years Ended December 31, 2011 and 2010	F-4
Consolidated Statements of Changes in Stockholders’ Equity of TransBiotec, Inc. for the Years Ended December 31, 2011 and 2010	F-5
Consolidated Statements of Cash Flows of TransBiotec, Inc. for the Years Ended December 31, 2011 and 2010	F-6
Notes to Financial Statements	F-8

Consolidated Balance Sheets of TransBiotec, Inc. as of June 30, 2012 (Unaudited)	F-17
Consolidated Statement of Operations of TransBiotec, Inc. for the Three and Six Months Ended June 30, 2012 and 2011 (Unaudited)	F-18
Consolidated Statements of Cash Flows of TransBiotec, Inc. for the Six Months Ended June 30, 2012 and the Period from July 19, 2004 (Inception) to June 30, 2012 (Unaudited)	F-19
Notes to Condensed Consolidated Financial Statements	F-21

RONALD R. CHADWICK, P.C.
Certified Public Accountant
2851 South Parker Road, Suite 720
Aurora, Colorado 80014
Telephone (303)306-1967
Fax (303)306-1944

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Imagine Media, Ltd.
Seal Beach, California

I have audited the accompanying consolidated balance sheets of Imagine Media, Ltd. (a development stage company) as of December 31, 2010 and 2011 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended, and for the period from July 19, 2004 (inception) through December 31, 2011. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (country-regionplaceUnited States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Imagine Media, Ltd. as of December 31, 2010 and 2011, and the consolidated results of its operations and its cash flows for the years then ended, and for the period from July 19, 2004 (inception) through December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 8 to the financial statements the Company has suffered recurring losses from operations and has a working capital deficit and stockholders' equity deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 8. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Aurora, Colorado	/s/ Ronald R. Chadwick, P.C.
April 6, 2012	RONALD R. CHADWICK, P.C.

Imagine Media, Ltd.
(A Development Stage Company)
CONSOLIDATED BALANCE SHEETS

	Dec. 31, 2010	Dec. 31, 2011
ASSETS
Current assets
Cash	$30,695	$108,019
Due from Triumph Capital	-	100
Prepaid expenses	-	192
Total current assets	30,695	108,311
Fixed assets - net	2,043	1,132
Total Assets	$32,738	$109,443

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$279,840	$207,660
Accrued interest payable	508,180	87,411
Notes payable - current - related parties	594,966	191,260
Notes payable - current	-	86,000
Notes payable - 8% Debenture	-	30,000
Related party payables	130,565	288,448
Other payables	97,464	158,006
Total current liabilities	1,611,015	1,048,785
Notes payable - related parties	153,879	549,263
Total Liabilities	1,764,894	1,598,048

Stockholders' Equity
Common stock, $.00001 par value; 100,000,000 shares authorized;9,309,450
(2010) and 25,471,672 (2011) shares issued and outstanding	93	254
Additional paid in capital	7,887,288	9,266,959
Deficit accumulated during the development stage	(9,619,537)	(10,720,938)
Total Imagine Media, Ltd. stockholders' equity	(1,732,156)	(1,453,725)
Noncontrolling interest	-	(34,880)
Total Stockholders' Equity	(1,732,156)	(1,488,605)
Total Liabilities and Stockholders' Equity	$32,738	$109,443

The accompanying notes are an integral part of the consolidated financial statements.

Imagine Media, Ltd.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS

	Period From
	July 19, 2004
	(Inception) To	Year Ended	Year Ended
	Dec. 31, 2011	Dec. 31, 2010	Dec. 31, 2011

Revenues	$-	$-	$-
	-	-	-

Operating expenses:
Amortization & depreciation	75,743	7,379	911
General and administrative	9,681,239	242,383	636,877
	9,756,982	249,762	637,788
Gain (loss) from operations	(9,756,982)	(249,762)	(637,788)
Other income (expense):
Interest expense	(974,798)	(248,597)	(474,455)
Interest expense - beneficial conversion feature	(70,000)	-	(70,000)
	(1,044,798)	(248,597)	(544,455)

Income (loss) before provision for
income taxes	(10,801,780)	(498,359)	(1,182,243)
Provision for income tax	-	-	-
Net income (loss)	(10,801,780)	(498,359)	(1,182,243)
Less: Net (income) loss attributable to noncontrolling interest	80,842	-	80,842
Net income (loss) attributable to Imagine Media, Ltd.	$(10,720,938)	$(498,359)	$(1,101,401)

Net income (loss) per share (Imagine Media, Ltd.)

(Basic and fully diluted)		$(0.06)	$(0.10)

Weighted average number of common shares outstanding		8,639,629	11,344,444

The accompanying notes are an integral part of the consolidated financial statements.

Imagine Media, Ltd.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

				Deficit
				Accumulated	Stockholders'
	Common Stock		Additional	During The	Equity -		Total
		Amount	Paid in	Development	Imagine	Noncontrolling	Stockholders'
	Shares	($.0001 Par)	Capital	Stage	Media, Ltd.	Interest	Equity

Balances at December 31, 2009	8,589,975	$86	$7,381,533	$(9,121,178)	$(1,739,559)	$-	$(1,739,559)
Stock issued for cash	202,725	2	127,498		127,500		127,500
Stock issued for debt retirement	516,750	5	324,995		325,000		325,000
Option issuances			53,262		53,262		53,262
Net income (loss) for the year				(498,359)	(498,359)	-	(498,359)

Balances at December 31, 2010	9,309,450	$93	$7,887,288	$(9,619,537)	$(1,732,156)	$-	$(1,732,156)
Stock issued for cash	977,455	10	435,990		436,000		436,000
Stock issued for debt retirement	2,647,477	26	1,110,849		1,110,875		1,110,875
Stock issued for reverse acquisition	1,410,650	14	(191,095)		(191,081)		(191,081)
Reverse acquisition -
net deficit of noncontrolling interest			607,690		607,690	(607,690)	-

Fractional shares	(1,565)				-		-
Paid in capital -
beneficial conversion feature			70,000		70,000		70,000
Share exchange - noncontrolling interest	11,128,205	111	(653,763)		(653,652)	653,652	-
Net income(loss) for the year				(1,101,401)	(1,101,401)	(80,842)	(1,182,243)
Balances at December 31, 2011	25,471,672	$254	$9,266,959	$(10,720,938)	$(1,453,725)	$(34,880)	$(1,488,605)

The accompanying notes are an integral part of the consolidated financial statements.

Imagine Media, Ltd.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Period From
	July 19, 2004
	(Inception)
	To	Year Ended	Year Ended
	Dec. 31, 2011	Dec. 31, 2010	Dec. 31, 2011

Cash Flows From Operating Activities:
Net income (loss)	$(10,801,780)	$(498,359)	$(1,182,243)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Amortization & depreciation	75,743	7,379	911
Compensatory equity issuances	6,339,317	53,262	-
Asset write offs	37,513	-	-
Accrued payables	1,999,502	342,966	678,156
Note pay. benefical conversion expense	273,564	-	70,000
Original issue discount - interest expense	40,000	-	-
Net cash provided by (used for) operating activities	(2,036,141)	(94,752)	(433,176)

Cash Flows From Investing Activities:
Fixed asset purchases	(76,875)	-	-
Net cash provided by (used for) investing activities	(76,875)	-	-

(Continued On Following Page)

The accompanying notes are an integral part of the consolidated financial statements.

Imagine Media, Ltd.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Continued From Previous Page)

	Period From
	July 19, 2004
	(Inception)
	To	Year Ended	Year Ended
	Dec. 31, 2011	Dec. 31, 2010	Dec. 31, 2011

Cash Flows From Financing Activities:
Notes & loans payable - borrowings	856,261	5,000	86,000
Notes & loans payable - payments	(38,726)	(7,757)	(11,500)
Repurchase of equity	(250,000)	-	-
Equity issuances	1,653,500	127,500	436,000
Net cash provided by (used for) financing activities	2,221,035	124,743	510,500

Net Increase (Decrease) In Cash	108,019	29,991	77,324
Cash At The Beginning Of The Period	-	704	30,695

Cash At The End Of The Period	$108,019	$30,695	$108,019

Schedule Of Non-Cash Investing And Financing Activities

Compensatory equity issuances	$6,339,317	$53,262	$-
Debt converted to capital	$1,487,875	$325,000	$1,110,875

Supplemental Disclosure

Cash paid for interest	$7,235	$488	$563

Cash paid for income taxes	$-	$-	$-

The accompanying notes are an integral part of the consolidated financial statements.

Imagine Media, LTD.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Imagine Media, LTD. was incorporated in August 2007 in the State of Delaware. TransBioTec Inc. was formed in the state of California in July 2004. Effective September 19, 2011 Imagine Media, LTD. was acquired by TransBioTec, Inc. in a transaction classified as a reverse acquisition. In January 2012 Imagine Media, LTD. changed its name to TransBioTec, Inc., resulting in a parent company and subsidiary of the same name. The financial statements represent the activity of TransBioTec, Inc. from July 19, 2004 forward, and the consolidated activity of Imagine Media, LTD. and TransBioTec, Inc. from September 19, 2011 forward. Imagine Media, LTD. and TransBioTec, Inc. are hereinafter referred to collectively as the "Company". The Company has developed and plans to market and sell a non-invasive alcohol sensing system which includes an ignition interlock. The Company is currently considered to be in the development stage, and has not generated revenues from its activities.

Principles of consolidation

The accompanying consolidated financial statements include the accounts of the Company and its majority owned subsidiary. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.

Imagine Media, LTD.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd)

Accounts receivable

The Company reviews accounts receivable periodically for collectability and establishes an allowance for doubtful accounts and records bad debt expense when deemed necessary. At December 31, 2010 and 2011 the Company had no balance in accounts receivable or the allowance for doubtful accounts.

Property and equipment

Property and equipment are recorded at cost and depreciated under straight line methods over each item's estimated useful life.

Revenue recognition

Revenue is recognized on an accrual basis as earned under contract terms. The Company has had no revenues to date

Advertising costs

Advertising  costs are expensed as incurred.The Company recorded no material advertising costs in 2010 or 2011.

Income tax

The Company accounts for income taxes pursuant to ASC 740. Under ASC 740 deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Imagine Media, LTD.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION,OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd)

Net income (loss) per share

The net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of shares of common outstanding. Warrants, stock options, and common stock issuable upon the conversion of the Company's preferred stock (if any), are not included in the computation if the effect would be anti-dilutive and would increase the earnings or decrease loss per share.

Financial Instruments

The carrying value of the Company's financial  instruments, as reported in the accompanying balance sheets, approximates fair value.

Long-Lived Assets

In accordance with ASC 350, the Company regularly reviews the carrying value of intangible and other  long-lived  assets for the existence of facts or circumstances, both internally and externally, that may suggest impairment. If impairment testing indicates a lack of recoverability, an impairment loss is recognized by the Company if the carrying amount of a long-lived asset exceeds its fair value.

Products and services, geographic areas and major customers

The Company is currently in the developmental stage and has no revenue.

Stock based compensation

The Company accounts for employee and non-employee stock awards under ASC 718, whereby equity instruments issued to employees for services are recorded based on the fair value of the instrument issued and those issued to non-employees are recorded based on the fair value of the consideration received or the fair value of the equity instrument, whichever is more reliably measurable.

Minority Interest (Noncontrolling interest)

A subsidiary of the Company has minority members, representing ownership interests of 2.46% at December 31, 2011. The Company accounts for these minority, or noncontolling interests pursuant to ASC 810-10-65 whereby gains or losses in a subsidiary with a noncontrolling interest are allocated to the noncontrolling interest based on the ownership percentage of the noncontrolling interest, even if that allocation results in a deficit noncontrolling interest balance.

Imagine Media, LTD.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. RELATED PARTY TRANSACTIONS

At year end 2010 and 2011, the Company had payables due to officers for accrued compensation of $130,565 and $30,565 respectively.

In 2010 an officer converted $325,000 in compensation owed him into 516,750 common  shares.  During the year ended December 31, 2011 related party shareholders converted $829,164 in note principal and interest and $135,000 in compensation into 2,408,977 common shares.

NOTE 3. FIXED ASSETS

Fixed asset values recorded at cost are as follows

	December 31,
	2010	2011

Automobile	$33,383	$33,383
Office and Lab Equipment	31,896	31,896
Furniture and fixtures	11,596	11,596

	76,875	76,875

Less accumulated depreciation	(74,832)	(74,743)

Total	$2,043	$1,132

Depreciation expense in 2010 and 2011 was $7,379 and $911 respectively.

Imagine Media, LTD.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. NOTES PAYABLE

	December 31, 2010	December 31, 2011

Note payable to related party, unsecured, due 8/3/2012, interest rate 0%	$1,950	$1,950

Note payable to related party, unsecured, due 9/17/2008, convertible at holder's option at $1 per share, interest rate 10% plus agreed upon amounts	184,156	-

Note payable to related party, unsecured, due 12/15/2013, monthly interest due, convertible at holder's option at $2.50 per share, interest rate 22.1%	150,000	-

Note payable to related party, unsecured, due 05/28/2009, convertible at holder's option at $2.50 per share, original issue discount of 20%, with interest at $ 444 per day after due date	$200,000	-

Note payable to related party, unsecured, due 07/27/2012, convertible at holder's option at $2.50 per share, interest rate 8%	$151,929	-

Notes payable to related party, unsecured, due 01/29/2011, convertible at holder's option at $2.50 per share, interest rate 9%	$5,000	-

Notes payable to related party, unsecured, due 12/31/2012, interest rate 0%	15,810	11,810

Note payable, unsecured, due 09/15/2012, convertible at holder's option at $2.50 per TransBioTec share, and any TransBioTec shares then converted into Imagine Media, LTD. shares at 7.726 shares for 1 TransBiotec share, interest rate 10%	-	$16,000

Note payable, unsecured, due 2/8/12, quarterly interest due, convertible at holder's option at $0.3235688 per IMLE share, interest rate 30%	-	$10,000

Note payable, unsecured, due 2/8/12, quarterly interest due, convertible at holder's option at $0.3235688 per IMLE share, interest rate 30%	-	$25,000

Note payable, unsecured, due 2/17/12, quarterly Interest due, convertible at holder's option at $0.3235688 per IMLE share, interest rate 30%	-	$25,000

Note payable, unsecured, due 2/18/12, quarterly Interest due, convertible at holder's option at $0.3235688 per IMLE share, interest rate 30%	-	$10,000

Note payable to related party, unsecured, lien against company assets, $731,763, 5-years at 0% simple interest, due 7/1/2016, payment amounts vary each month.	-	726,763

Note payable to Ford Motor Credit, secured, payment $584.25 per month	-	-

	$748,845	$826,523

Less current portion	(594,966)	(277,260)

Imagine Media, LTD.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. NOTES PAYABLE  (cont'd)

Required principal payments from December 31, 2011 forward are as follows:

2012	$277,260
2013	$185,375
2014	$196,881
2015	$123,709
2016	43,298

826,523

Interest expense under notes payable in 2010 and 2011 $248,597 and $474,455 respectively.  In addition,  the Company recognized a $70,000 beneficial conversion  feature expense in 2011 on borrowing from convertible notes convertible.

Convertible debenture payable to unrelated party, unsecured, due 04/1/2009, convertible at holder's
option at $.25 per share, interest rate 8% Default interest rate 12%	$30,000	$30,000

Imagine Media, LTD.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. INCOME TAXES

Deferred income taxes arise from the temporary differences between financial statement and income tax recognition of net operating losses. These loss carryovers are limited under the Internal Revenue Code should a significant change in ownership occur.

At December 31, 2010 and 2011 the Company had net operating loss carry forwards of approximately $1,045,000 and $2,041,000 respectively, which begin to expire in 2031. The deferred tax asset of at each date of $209,000 and $408,000 created by the net operating losses has been offset by a 100% valuation allowance. The change in the valuation allowance in 2010 and 2011 was approximately $89,000 and $199,000.

NOTE 6. STOCK OPTIONS

The Company accounts for employee and non-employee stock options under ASC 718, whereby option costs are recorded based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. Unless otherwise provided for, the Company covers option exercises by issuing new shares.

The Company's stock option activity is described below.

Non-employee stock options

At the beginning of 2010 the Company had 10,000 non-employee stock options outstandingin the Company's subsidiary TransBiotec, Inc. During 2010 the Company granted 22,500 options for services, allowing the holder to purchase one share of common stock per option, with 22,500 options exercisable immediately at prices from $0.10 - $0.15 per share with the option terms expiring from January 2012 through January 2015. During 2011 no options were exercised, and no options expired, leaving a 2010 year end outstanding balance of 32,500 non-employee stock options. The fair value of the 22,500 options granted in 2010 was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: risk free interest rate of 1.08% - 2.67%, dividend yield of 0%, expected lives of 2 - 5 years, volatility of 100%. The Company incurred and recorded compensation expense under these stock option grants of $53,262 in 2010.

Imagine Media, LTD.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. STOCK OPTIONS (cont'd)

During the year ended December 31, 2011 10,000 options were exercised, and no options expired, leaving a December 31, 2011 outstanding balance of 22,500 non-employee stock options, exercisable at prices from $0.10 - $0.15 per share with the option terms expiring from January 2012 through January 2015. All of these options are for the stock of the Company's subsidiary Transbiotec, Inc.
The parent company, Imagine Media, Ltd. has no stock options outstanding.

Employee stock options

The Company had no outstanding employee stock options in 2010 or 2011.

NOTE 7. REVERSE ACQUISITION

Effective September 19, 2011 Imagine Media, LTD. entered into a share exchange agreement (the "Agreement") with Transbiotec, Inc. and certain shareholders of Transbiotec, Inc., acquiring 51.44% of the outstanding common stock of Transbiotec, Inc. through the issuance of 12,416,462 shares of its common stock with no readily available market price. The transaction was accounted for as a reverse acquisition as the shareholders of Transbiotec, Inc. retained the majority of the outstanding common stock of Imagine Media, LTD. after the share exchange. Effective with the Agreement, the Company's stockholders' equity was retroactively recapitalized as that of Transbiotec, Inc., while the net deficit of Imagine Media, LTD. valued at $(191,081), consisting of cash $6, accounts payable $96,952, related party payables $54,835, notes payable $30,000, and interest payable $9,300, was recorded as being acquired in the reverse acquisition for its 1,410,650 outstanding common shares on the acquisition date. Subsequent to the September 19, 2011 recapitalization, Imagine Media, LTD. and Transbiotec, Inc. remain separate legal entities (with Imagine Media, LTD. as the parent of Transbiotec, Inc.). The accompanying consolidated financial statements exclude the financial position, results of operations and cash flows of Imagine Media, LTD. prior to the September 19, 2011 acquisition. In December 2011 Imagine Media, LTD. acquired a further 46.1% interest in TransBiotec, Inc. through an exchange of 11,128,205 Imagine Media, LTD. common shares for 1,440,300 Transbiotec, Inc. common shares. At December 31, 2011 Imagine Media, LTD. owned 97.54% of TransBioTec, Inc.

If Imagine Media, LTD.'s operating activity for the years ended December 31, 2010 and 2011 is combined with TransBiotec, Inc.s activity for the same periods, the pro forma results are as follows:

	2010	2011

Pro forma revenue	$-	$-

Pro forma net income (loss)	$(569,596.00)	$(1,130,068.00)

Pro forma net income (loss) per share	$(0.07)	$(0.10)

Pro forma weighted average common shares outstanding	8,699,254	11,344,444

Imagine Media, LTD.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. GOING CONCERN (cont'd)

The Company has suffered recurring losses from operations and has a working capital deficit and stockholders' deficit, and in all likelihood will be required to make significant future expenditures in connection with continuing marketing efforts along with general administrative expenses. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

The Company may raise additional capital through the sale of its equity securities, through an offering of debt securities, or through borrowings from financial institutions or others. By doing so, the Company hopes to generate revenues from sales of its alcohol sensing and ignition lock systems. Management believes that actions presently being taken to obtain additional funding provide the opportunity for the Company to continue as a going concern.

TransbioTec, Inc.
(A Development Stage Company)
CONSOLIDATED BALANCE SHEETS

	June. 30, 2012	Dec. 31, 2011
	(unaudited)	(audited)

ASSETS

Current assets
Cash	$215	$108,019
Due from Triumph Capital	100	100
Prepaid expenses	2,127	192
Total current assets	2,442	108,311

Fixed assets - net	1,799	1,132

Total Assets	$4,241	$109,443

LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$237,952	$207,660
Accrued interest payable	117,763	87,411
Notes payable - current - related parties	381,635	191,260
Notes payable - current	214,159	86,000
Note discount	(28,023)	-
Notes payable - 8% Debenture	-	30,000
Related party payables	286,501	288,448
Other payables	157,988	158,006
Total current liabilties	1,367,975	1,048,785

Notes payable - related parties	330,865	549,263

Total Liabilities	1,698,840	1,598,048

Stockholders' Equity
Common stock, $.00001 par value;
100,000,000 shares authorized;
28,150,427 and 25,471,672 shares issued
and outstanding at June 30, 2012 and
December 31, 2011 respectively.	282	254
Additional paid in capital	11,345,996	9,266,959
Deficit accumulated during the
development stage	(13,000,823)	(10,720,938)
Total Imagine Media, Ltd. stockholders' equity	(1,654,545)	(1,453,725)
Noncontrolling interest	(40,054)	(34,880)

Total Stockholders' Equity	(1,694,599)	(1,488,605)

Total Liabilities and Stockholders' Equity	$4,241	$109,443

The accompanying notes are an integral part of the consolidated financial statements.

TransbioTec, Inc.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS

					Period From
	For Three Months Ended		For Six Months Ended		July 19, 2004
	June 30,		June 30,		(Inception) To
	2012	2011	2012	2011	June 30, 2012

Revenues	$-	$-	$-	$-	$-
	-	-	-	-	-

Operating expenses:
Amortization & depreciation	-	71	151	770	75,895
General and administrative	145,699	90,871	2,176,847	150,062	11,858,085
	145,699	90,942	2,176,998	150,832	11,933,980

Gain (loss) from operations	(145,699)	(90,942)	(2,176,998)	(150,832)	(11,933,980)

Other income (expense):
Gain on sale of fixed asset	-	-	4,790	-	4,790
Interest expense	(20,777)	(53,835)	(48,680)	(112,449)	(1,023,645)
Interest expense - beneficial conversion feature	(44,035)	-	(64,171)	-	(134,171)
	(64,812)	(53,835)	(108,061)	(112,449)	(1,153,026)

Income (loss) before provision for income taxes	(210,511)	(144,777)	(2,285,059)	(263,281)	(13,087,006)

Provision for income tax	-	-	-	-	-

Net income (loss)	(210,511)	(144,777)	(2,285,059)	(263,281)	(13,087,006)
Less: Net (income) loss attributable to
noncontrolling interest	2,095	-	5,174	-	86,183
Net income (loss) attributable
to Imagine Media, Ltd.	$(208,416)	$(144,777)	$(2,279,885)	$(263,281)	$(13,000,823)

Net income (loss) per share (Imagine Media, Ltd.)
(Basic and fully diluted)	$(0.01)	$(0.02)	$(0.08)	$(0.03)

Weighted average number of
common shares outstanding	28,007,094	9,309,450	26,952,017	9,309,450

The accompanying notes are an integral part of the consolidated financial statements.

TransbioTec, Inc.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS

			Period From
			July 19, 2004
	For Six Months Ended		(Inception)
	June 30,		To
	2012	2011	June 30. 2012

Cash Flows From Operating Activities:
Net income (loss)	$(2,285,059)	$(263,281)	$(13,000,823)

Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Amortization & depreciation	303	770	76,046
Compensatory equity issuances	1,888,871	-	8,228,188
Asset write offs	850	-	38,363
Accrued payables	3,621	131,768	1,917,107
Gain on sale of fixed asset	(4,790)	-	(4,790)
Note pay. benefical conversion expense	92,194	-	365,758
Original issue discount - interest expense	-	-	40,000

Net cash provided by (used for) operating activities	(304,010)	(130,743)	(2,340,151)

Cash Flows From Investing Activities:
Proceeds received on sale of fixed asset	4,790	-	4,790
Fixed asset purchases	(970)	-	(77,845)

Net cash provided by (used for) investing activities	3,820	-	(73,055)

(Continued On Following Page)

The accompanying notes are an integral part of the consolidated financial statements.

TransbioTec, Inc.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Continued From Previous Page)

			Period From
			July 19, 2004
	For Six Months Ended		(Inception)
	June 30,		To
	2012	2011	June 30. 2012

Cash Flows From Financing Activities:
Notes & loans payable - borrowings	94,386	2,845	950,647
Notes & loans payable - payments	-	(6,500)	(38,726)
Repurchase of equity	-	(24,688)	(250,000)
Equity issuances	98,000	172,812	1,751,500

Net cash provided by (used for) financing activities	192,386	144,469	2,413,421

Net Increase (Decrease) In Cash	(107,804)	13,726	215

Cash At The Beginning Of The Period	108,019	30,695	-

Cash At The End Of The Period	$215	$44,421	$215

Schedule Of Non-Cash Investing And Financing Activities

Compensatory equity issuances	$1,888,871	$-	$8,228,188
Debt converted to capital	$43,000	$433,669	$1,530,875

Supplemental Disclosure

Cash paid for interest	$4,500	$563	$11,735
Cash paid for income taxes	$-	$-	$-

The accompanying notes are an integral part of the consolidated financial statements.

TransBioTec, Inc.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Imagine Media, LTD. was incorporated in August 2007 in the State of Delaware. TransBioTec, Inc. was formed in the state of California in July 2004.  Effective September 19, 2011 Imagine Media, LTD. was acquired by TransBioTec, Inc. in a transaction classified as a reverse acquisition. In January 2012 Imagine Media, LTD. changed its name to TransBioTec, Inc., resulting in a parent company and subsidiary of the same name. The financial statements represent the activity of TransBioTec, Inc. from July 19, 2004 forward, and the consolidated activity of Imagine Media, LTD. and TransBioTec, Inc. from September 19, 2011 forward. Imagine Media, LTD. and TransBioTec, Inc. are hereinafter referred to collectively as the "Company". The Company has developed and plans to market and sell a non-invasive alcohol sensing system which includes an ignition interlock. The Company is currently considered to be in the development stage, and has not generated revenues from its activities.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its majority owned subsidiary.  All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.

Accounts receivable

The Company reviews accounts receivable periodically for collectability and establishes an allowance for doubtful accounts and records bad debt expense when deemed necessary. At June 30, 2012, and 2011 the Company had no balance in accounts receivable or the allowance for doubtful accounts.

TransBioTec, Inc.
 (A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (cont’d)

Property and equipment

Property and equipment are recorded at cost and depreciated under straight line methods over each item's estimated useful life.

Revenue recognition

Revenue is recognized on an accrual basis as earned under contract terms.  The Company has had no revenues to date

Advertising costs

Advertising costs are expensed as incurred. The Company recorded no material advertising costs during the six months ended June 30, 2012 or 2011.

Income tax

The Company accounts for income taxes pursuant to ASC 740. Under ASC 740 deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net income (loss) per share

The net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of shares of common outstanding. Warrants, stock options, and common stock issuable upon the conversion of the Company's preferred stock (if any), are not included in the computation if the effect would be anti-dilutive and would increase the earnings or decrease loss per share.

Financial Instruments

The carrying value of the Company’s financial instruments, as reported in the accompanying balance sheets, approximates fair value.

TransBioTec, Inc.
 (A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (cont’d)

Long-Lived Assets

In accordance with ASC 350, the Company regularly reviews the carrying value of intangible and other long-lived assets for the existence of facts or circumstances, both internally and externally, that may suggest impairment. If impairment testing indicates a lack of recoverability, an impairment loss is recognized by the Company if the carrying amount of a long-lived asset exceeds its fair value.

Products and services, geographic areas and major customers

The Company is currently in the developmental stage and has no revenue.

Stock based compensation

The Company accounts for employee and non-employee stock awards under ASC 718, whereby equity instruments issued to employees for services are recorded based on the fair value of the instrument issued and those issued to non-employees are recorded based on the fair value of the consideration received or the fair value of the equity instrument, whichever is more reliably measurable.

Minority Interest (Noncontrolling Interest)

A subsidiary of the Company has minority members, representing ownership interests of 2.46% at June 30, 2012. The Company accounts for these minority, or noncontolling interests pursuant to ASC 810-10-65 whereby gains or losses in a subsidiary with a noncontrolling interest are allocated to the noncontrolling interest based on the ownership percentage of the noncontrolling interest, even if that allocation results in a deficit noncontrolling interest balance.

NOTE 2. RELATED PARTY TRANSACTIONS

During the six months ended June 30, 2012 and June 30, 2011, the Company had payables due to officers for accrued compensation of $33,445 and $157,827 respectively.

In 2010 an officer converted $325,000 in compensation owed him into 516,750 common shares. During the year ended December 31, 2011 related party shareholders converted $829,164 in note principal and interest and $135,000 in compensation into 2,408,977 common shares.

TransBioTec, Inc.
 (A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. FIXED ASSETS

Fixed asset values recorded at cost are as follows:

	December 31	December 31	(unaudited)
	2010	2011	June 30, 2012

Automobile	$33,383	$33,383	$-
Office and Lab Equipment	31,896	31,896	31,616
Furniture & fixtures	11,596	11,596	11,556
	76,875	76,875	43,172

Less accumulated depreciation	(74,832)	(75,743)	(41,373)

Total	$2,043	$1,132	$1,799

Depreciation expense for the six months ended June 30, 2012 and June 30, 2011 was $152 and $770 respectively.

TransBioTec, Inc.
 (A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. NOTES PAYABLE

	December 31		(unaudited)
	2010	2011	June 30, 2012

Note payable to related party, unsecured, due 8/3/2012, interest rate 0%	$1,950	$1,950	$1,950

Note payable to related party, unsecured, due 9/17/2008, convertible at holder's option at $1 per share, interest rate 10% plus agreed upon amounts	$184,156	$-	$-

Note payable to related party, unsecured, due 12/15/2013, monthly interest due, convertible at holder's option at $2.50 per share, interest rate 22.1%	$150,000	$-	$-

Note payable to related party, unsecured, due 05/28/2009, convertible at holder's option at $2.50 per share, original issue discount of 20%, with interest at $444 per day after due date	$240,000	$-	$-

Note payable to related party, unsecured, due 07/27/2012, convertible at holder's option at $2.50 per share, interest rate 8%	$151,929	$-	$-

Notes payable to related party, unsecured, due 01/29/2011, convertible at holder's option at $2.50 per share, interest rate 9%	$5,000	$-	$-

Notes payable to related party, unsecured, due 12/31/2012, interest rate 0%	$15,810	$11,810	$11,810

Note payable, unsecured, due 09/15/2012, convertible at holder's option at $2.50 per TransBioTec share, and any TransBioTec shares then converted into Imagine Media, LTD. shares at 7.726 shares for 1 TransBiotec share, interest rate 10%	$-	$16,000	$16,000

Note payable, unsecured, due 2/8/12, quarterly interest due, convertible at holder's option at $0.3235688 per IMLE share, interest rate 30%	$-	$10,000	$10,000

Note payable, unsecured, due 2/8/12, quarterly interest due, convertible at holder's option at $0.3235688 per IMLE share, interest rate 30%	$-	$25,000	$25,000

Note payable, unsecured, due 2/17/12, quarterly Interest due, convertible at holder's option at $0.3235688 per IMLE share, interest rate 30%	$-	$25,000	$25,000

Note payable, unsecured, due 2/18/12, quarterly Interest due, convertible at holder's option at $0.3235688 per IMLE share, interest rate 30%	$-	$10,000	$10,000

Note payable, unsecured, due 2/8/13, annually Interest due, convertible at holder's option at $0.3235688 per IMLE share, interest rate 18%	$-	$-	$750

Note payable, unsecured, due 2/8/13, annually Interest due, convertible at holder's option at $0.3235688 per IMLE share, interest rate 18%	$-	$-	$6,875

Note payable, unsecured, due 2/15/13, annually Interest due, convertible at holder's option at $0.3235688 per IMLE share, interest rate 12%	$-	$-	$2,500

Note payable, unsecured, due 2/20/13, annually Interest due, convertible at holder's option at $0.3235688 per IMLE share, interest rate 12%	$-	$-	$3,750

Note payable, unsecured, due 2/21/13, annually Interest due, convertible at holder's option at $0.3235688 per IMLE share, interest rate 12%	$-	$-	$2,625

Note payable, unsecured, due 3/20/13, annually Interest due, convertible at holder's option at $0.3235688 per IMLE share, interest rate 12%	$-	$-	$5,433

Note payable, unsecured, due 3/22/13, annually Interest due, convertible at holder's option at $0.3235688 per IMLE share, interest rate 12%	$-	$-	$3,203

Note payable, unsecured, due 1/05/13, annually Interest due, convertible at holder's option at 51% of market as defined, interest rate 8% Conversion limited to total beneficial ownership of 4.99%	$-	$-	$37,500

Note payable, unsecured, due 2/25/13, annually Interest due, convertible at holder's option at 51% of market as defined, interest rate 8% Conversion limited to total beneficial ownership of 4.99%	$-	$-	$37,500

Note payable to related party, unsecured, lien against company assets, $731,763, 5-years at 0% simple interest, due 7/1/2016, payment amounts vary each month.	$-	$726,763	$726,763

	$748,845	$826,523	$926,659

Less Note Discounts	-	-	(28,023)

Less current portion	(594,966)	(277,260)	(567,771)

Long-term portion	$153,879	$549,263	$330,865

Required principal payments from December 31, 2012 forward are as follows:

2012	$282,260
2013	$285,511
2014	$196,881
2015	$123,709
2016	$38,298

$926,659

Interest expense under notes payable for the six months ended June 30, 2012 and June 30, 2011 was $40,788 and $107,575, respectively.

During the six months ended June 30, 2012 and June 30, 2011 the Company recognized a beneficial conversion feature expense on borrowing from convertible notes of $64,171 and none, respectively.

Convertible debenture payable to unrelated party, unsecured, due 04/1/2009, convertible at holder’s option at $.25 per share, interest rate 8% Default interest rate 12%	$30,000	$30,000	$-

TransBioTec, Inc.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. INCOME TAXES

Deferred income taxes arise from the temporary differences between financial statement and income tax recognition of net operating losses. These loss carryovers are limited under the Internal Revenue Code should a significant change in ownership occur.

NOTE 6.  STOCK OPTIONS

The Company accounts for employee and non-employee stock options under ASC 718, whereby option costs are recorded based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. Unless otherwise provided for, the Company covers option exercises by issuing new shares.

The Company’s stock option activity is described below.

Non-employee stock options

At the beginning of 2010 the Company had 10,000 non-employee stock options outstanding in the Company’s subsidiary TransBiotec, Inc. During 2010 the Company granted 22,500 options for services, allowing the holder to purchase one share of common stock per option, with 22,500 options exercisable immediately at prices from $0.10 - $0.15 per share with the option terms expiring from January 2012 through January 2015. During 2011 no options were exercised, and no options expired, leaving a 2010 year end outstanding balance of 32,500 non-employee stock options. The fair value of the 22,500 options granted in 2010 was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: risk free interest rate of 1.08% - 2.67%, dividend yield of 0%, expected lives of 2 - 5 years, volatility of 100%. The Company incurred and recorded compensation expense under these stock option grants of $53,262 in 2010.

During the six months ended June 30, 2012, 10,000 options were exercised, and no options expired, leaving a June 30, 2012 outstanding balance of 22,500 non-employee stock options, exercisable at prices from $0.10 - $0.15 per share with the option terms expiring from July 2012 through January 2015.

TransBioTec, Inc.
 (A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6.  STOCK OPTIONS (cont’d)

Employee stock options

The Company had no outstanding employee stock options in 2010 or 2011, or during the six months ended June 30, 2012.

NOTE 7. GOING CONCERN

The Company has suffered recurring losses from operations and has a working capital deficit and stockholders' deficit, and in all likelihood will be required to make significant future expenditures in connection with continuing marketing efforts along with general administrative expenses. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The Company may raise additional capital through the sale of its equity securities, through an offering of debt securities, or through borrowings from financial institutions or others. By doing so, the Company hopes to generate revenues from sales of its alcohol sensing and ignition lock systems. Management believes that actions presently being taken to obtain additional funding provide the opportunity for the Company to continue as a going concern.

SELECTED FINANCIAL DATA

As a smaller reporting company we are not required to provide this information.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Disclaimer Regarding Forward Looking Statements

Our Management’s Discussion and Analysis or Plan of Operations contains not only statements that are historical facts, but also statements that are forward-looking.  Forward-looking statements are, by their very nature, uncertain and risky.  These risks and uncertainties include international, national and local general economic and market conditions; demographic changes; our ability to sustain, manage, or forecast growth; our ability to successfully make and integrate acquisitions; raw material costs and availability; new product development and introduction; existing government regulations and changes in, or the failure to comply with, government regulations; adverse publicity; competition; the loss of significant customers or suppliers; fluctuations and difficulty in forecasting operating results; changes in business strategy or development plans; business disruptions; the ability to attract and retain qualified personnel; the ability to protect technology; and other risks that might be detailed from time to time in our filings with the Securities and Exchange Commission.

Although the forward-looking statements in this Registration Statement reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by them.  Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements.  You are urged to carefully review and consider the various disclosures made by us in this report and in our other reports as we attempt to advise interested parties of the risks and factors that may affect our business, financial condition, and results of operations and prospects.

Overview

We are a development stage company in the process of developing an alcohol detection device called “SOBR”.  The device is a patented system for use in detecting alcohol in a person’s system by measuring the ethanol content in their perspiration.  Once SOBR is developed and tested, we plan to market the device to four primary business segments: (i) as an aftermarket-installed device to companies and institutions that employ or contract with vehicle drivers, such as trucking companies, limousine companies, and taxi cab companies, where the system will be marketed as a preventative drunk driving detection system, with a possible  ignition locking device, (ii) the original equipment manufacturing (OEM) market, where the device would be installed in new vehicles during the original building of a vehicle, (iii) companies and institutions that have an interest in monitoring their employees’ or contractors’ alcohol level due to their job responsibilities, such as surgeons prior to entering surgery, pilots prior to flying aircraft, mineworkers prior to entering a mine, or the military for personnel returning to a military base from off-base leave or prior to leaving for a mission, and (iv) companies that would want to provide knowledge to their customers of their current alcohol level, such as lounge and bar owners, or customers attending a golfing event. We believe SOBR offers a unique solution to the national alcohol abuse problem.

We have developed a marketing plan that our management believes will gain market recognition for the SOBR device, primarily through trade shows, industry publications, general solicitation, social media, and public relations, as well as hopefully generating the demand for the SOBR device through the use of selling groups, such as channel sales, distributors,  and independent sales contractors.  We believe the primary market for the in-vehicle SOBR device initially is the commercial vehicle market, such as trucking companies, taxi cab companies, limousine companies, and bus companies.  Many of these companies have a significant financial interest in eliminating drunk drivers from their operations.  Secondarily, individuals may desire to monitor a family member's vehicle, such as an automobile operated by a minor or a family member with a past alcohol issue.

We believe the primarily market for the portable SOBR device is its use by companies and institutions that have an interest in monitoring their employees’ or contractors’ alcohol level due to their job responsibilities, such as surgeons prior to entering surgery, pilots prior to flying aircraft, mineworkers prior to entering a mine, or the military for personnel returning to a military base from off-base leave.

We are currently performing beta testing of SOBR.

Corporate Overview

We were formed in August 2007 to publish and distribute Image Magazine, a monthly guide and entertainment source for the Denver, Colorado area. We generated only limited revenue and essentially abandoned its business plan in January 2009. On September 19, 2011 we acquired approximately 52% of the outstanding shares of TBT from TBT's directors, in exchange for 12,416,462 shares of our common stock.

On January 31, 2012, we acquired approximately 45% of the remaining outstanding shares of TBT in exchange for 10,973,678 shares of our common stock.

Between the acquisitions in September 2011 and January 2012 we own approximately 97% of the outstanding shares of TBT.

As a result of the acquisition, TBT's business is our business, and, unless otherwise indicated, any references to we or us, include the business and operations of TBT.

TBT as the accounting acquirer in the transaction recorded the acquisition as the issuance of stock for our net monetary assets accompanied by a recapitalization. This accounting for the transaction was identical to that resulting from a reverse acquisition, except that no goodwill or other intangible assets were recorded.

We have developed and patented a high technology, state-of-the-art transdermal sensing device that detects blood alcohol levels through a person's skin.

The following discussion:

o	summarizes our plan of operation; and
o	analyzes our financial condition and the results of our operations for the year ended December 31, 2011.

This discussion and analysis should be read in conjunction with TBT's financial statements included as part of this Registration Statement.

Three and Six Months Ended June 30, 2012 Compared to Three and Six Months Ended June 30, 2011

Results of Operations for Three Months ended June 30, 2012 compared to Three Months ended June 30, 2011

Summary of Results of Operations

	Three Months Ended June 30,		Period from July 19, 2004 (Inception) to June 30,
	2012	2011	2012
Revenue	$-	$-	-

Operating expenses:

General and administrative	145,699	90,871	11,858,085
Amortization and Depreciation	-	71	75,895
Total expenses	145,699	90,942	11,933,980

Operating loss	(145,699)	(90,942)	(11,933,980)

Interest expense	(20,777)	(53,835)	(1,023,645)
Interest expense – beneficial conversion feature	(44,035)	-	(134,171)

Net loss	$(208,416)	$(144,777)	(13,000,823)

Operating Loss; Net Loss

Our net loss increased by $63,639, from ($144,777) to ($208,416), from the three months ended June 30, 2010 compared to June 30, 2011.  Our operating loss increased by $54,757, from ($90,942) to ($145,699) for the same period.  The increase in operating loss and net loss compared to the prior year period is primarily a result of our increase in general and administrative expenses, as well as our increase in interest expense due to a beneficial conversion feature in certain of our convertible instruments.  These changes are detailed below.

Revenue.

We have not had any revenues since our inception.  Prior to September 2011 we were a company involved in publishing and distributing Image Magazine.  Since September 2011, we have been involved in the development, testing and marketing SOBR, our unique alcohol sensor technology.  Although we have not had any sales to date, we believe we are close to our first sales and revenue, possibly during our fiscal year ended December 31, 2012.

General and Administrative Expenses.

General and administrative expenses increased by $54,828, from $90,871 for the three months June 30, 2012 to $145,699 for the three months ended June 30, 2011, primarily due to an increase in our professional fees, as a result of shares issued to a financial consultant.

Interest Income/Expense; Net.

Interest expense, net increased by $10,977 to $64,812, which includes a beneficial conversion feature of $40,035 related to a convertible debenture.

Results of Operations for Six Months ended June 30, 2012 compared to Six Months ended June 30, 2011

Summary of Results of Operations

	Six Months Ended June 30,		Period from July 19, 2004 (Inception) to June 30,
	2012	2011	2012
Revenue	$-	$-	-

Operating expenses:

General and administrative	2,176,847	150,062	11,858,085
Amortization and Depreciation	151	770	75,895
Total expenses	2,176,998	150,832	11,933,980

Operating loss	(2,176,998)	(150,832)	(11,933,980)

Interest expense	(48,680)	(12,449)	(1,023,645)
Interest expense – beneficial conversion feature	(64,171)	-	(134,171)

Net loss	$(2,279,885)	$(263,281)	(13,000,823)

Operating Loss; Net Loss

Our net loss increased by $2,016,634, from ($263,281) to ($2,279,885), from the six months ended June 30, 2010 compared to June 30, 2011.  Our operating loss increased by $2,026,166, from ($150,832) to ($2,176,998) for the same period.  The increase in operating loss and net loss compared to the prior year period is primarily a result of a significant increase in general and administrative expenses, as well as our increase in interest expense due to a beneficial conversion feature in certain of our convertible instruments.  These changes are detailed below.

Revenue.

We have not had any revenues since our inception.  Prior to September 2011 we were a company involved in publishing and distributing Image Magazine.  Since September 2011, we have been involved in the development, testing and marketing SOBR, our unique alcohol sensor technology.  Although we have not had any sales to date, we believe we are close to our first sales and revenue, possibly during our fiscal year ended December 31, 2012.

General and Administrative Expenses.

General and administrative expenses increased by $2,026,785, from $150,062 for the six months June 30, 2012 to $2,176,847 for the six months ended June 30, 2011, primarily due to a significant increase in the shares we issued to a consultant for financial services.

Interest Income/Expense; Net.

Interest expense, net increased by $100,702 to $113,151, which includes a beneficial conversion feature of $64,171 related to a convertible debenture.

Liquidity and Capital Resources for Six Months ended June 30, 2012 compared to Six Months ended June 30, 2011

Introduction

During the six months ended December 31, 2011 and 2010, because of our operating losses, we did not generate positive operating cash flows.  Our cash on hand as of June 30, 2012 was approximately $215 and our monthly cash flow burn rate is approximately $20,000.  As a result, we have significant short term cash needs.  These needs are being satisfied through proceeds from the sales of our securities.  We currently do not believe we will be able to satisfy our cash needs from our revenues for some time.

Our cash, current assets, total assets, current liabilities, and total liabilities as of June 30, 2012 and 2011, respectively, are as follows:

	June 30, 2012	December 31, 2011	Change

Cash	$215	$108,019	$107,804
Total Current Assets	2,442	108,311	105,869
Total Assets	4,241	109,443	105,202
Total Current Liabilities	1,367,975	1,048,785	319,190
Total Liabilities	$1,698,840	$1,598,048	$100,792

Our current assets decreased by $105,869 as of June 30, 2012 as compared to December 31, 2012.  The decrease in our total assets between the two periods was primarily attributed to an decrease in our cash on hand of $107,804, which was primarily due to the cash we had from the sales of our securities as of December 31, 2011.

Our current liabilities increased by $319,190, as of June 30, 2012 as compared to December 31, 2011.  A large portion of this increase was due to our notes payable to related parties increasing as of June 30, 2012.

In order to repay our obligations in full or in part when due, we will be required to raise significant capital from other sources.  There is no assurance, however, that we will be successful in these efforts.

Cash Requirements

We had cash available as of June 30, 2012 of $215 and $108,019 on December 31, 2011.  Based on our revenues, cash on hand and current monthly burn rate, around $20,000, we will need to continue borrowing from our shareholders and other related parties, and/or raise money from the sales of our securities, to fund operations.

Sources and Uses of Cash

Operations

We had net cash provided (used) by operating activities of ($304,010) for the six months ended June 30, 2012, as compared to ($130,743) for the six months ended June 30, 2011.  For the period in 2012, the net cash used in operating activities consisted primarily of our net income (loss) of ($2,285,059), offset by compensatory equity issuances of $1,888,871, accrued payables of $3,621, note payable beneficial conversion expense of $92,194, and amortization and depreciation of $303.  For the period in 2010, the net cash provided by operating activities consisted primarily of our net income (loss) of ($263,281), partially offset by accrued payables of $131,768, and amortization and depreciation of $770.

Investments

We had net cash provided (used) by investing activities of $3,820 for the six months ended June 30, 2012 compared to $0 for the six months ended June 30, 2011.  In the six months ended June 30, 2012 the net cash provided (used) by investing activities related to proceeds received from the sale of a fixed asset of $4,790, and fixed asset purchases of $970.

Financing

Our net cash provided (used) by financing activities for the six months ended June 30, 2012 was $192,386, compared to $144,469 for the sis months ended June 30, 2011.  For the period in 2012, our financing activities related to equity issuances of $98,000 and notes and loans payable – borrowings of $93,386.  For the period in 2010, our financing activities consisted of equity issuances of $172,812 and notes and loans payable – borrowings of $2,845, offset by notes and loans payables – payments of ($6,500) and repurchases of equity of ($24,688).

Year Ended December 31, 2011 compared to Year Ended December 31, 2010

Results of Operations

Summary of Results of Operations

	Year Ended December 31,		Period from July 19, 2004 (Inception) to December 31,
	2011	2010	2011
Revenue	$-	$-	-

Operating expenses:

General and administrative	636,877	242,383	9,861,239
Amortization and Depreciation	911	7,379	75,743
Total expenses	637,788	249,762	9,756,982

Operating loss	(637,788)	(249,762)	(9,756,982)

Interest expense	(474,455)	(248,597)	(974,798)
Interest expense – beneficial conversion feature	(70,000)	-	(70,000)

Net loss	$(1,182,243)	$(498,359)	(10,801,780)

Operating Loss; Net Loss

Our net loss increased by $683,884, from ($498,359) to ($1,182,243), from the year ended 2010 compared to 2011.  Our operating loss increased by $388,191, from ($249,762) to ($637,788) for the same period.  The increase in operating loss and net loss compared to the prior year is primarily a result of our increase in general and administrative expenses, as well as our increase in interest expense.  These changes are detailed below.

Revenue.

We have not had any revenues since our inception.  Prior to September 2011 we were a company involved in publishing and distributing Image Magazine.  Since September 2011, we have been involved in the development, testing and marketing SOBR, our unique alcohol sensing technology.  Although we have not had any sales to date, we believe we are close to our first sales and revenue, possibly during our fiscal year ended December 31, 2012.

General and Administrative Expenses.

General and administrative expenses increased by $394,494, from $242,383 for the year ended December 31, 2010 to $636,877 for the year ended December 31, 2011, primarily due to an  increase in our professional fees, as a result of product development costs, an increase in our research and product development costs, primarily related to the purchase of materials, an increase in our salary and wages, due to hiring two new sales representatives and a scientist, and an increase in our travel and marketing expenses..

Interest Income/Expense; Net.

Interest expense, net increased by $295,858 to $544,455, which includes a beneficial conversion feature of $70,000.  The remaining increase relates to the interest expense on our certain loans where we borrowed money during this period.

Liquidity and Capital Resources

Introduction

During the years ended December 31, 2011 and 2010, because of our operating losses, we did not generate positive operating cash flows.  Our cash on hand as of December 31, 2011 was approximately $108,019 and our monthly cash flow burn rate is approximately $20,000.  As a result, we have significant short term cash needs.  These needs are being satisfied through proceeds from the sales of our securities.  We currently do not believe we will be able to satisfy our cash needs from our revenues for some time.

Our cash, current assets, total assets, current liabilities, and total liabilities as of December 31, 2011 and 2010, respectively, are as follows:

	December 31, 2011	December 31, 2010	Change

Cash	$108,019	$30,695	$77,324
Total Current Assets	109,443	32,738	76,705
Total Assets	109,443	32,738	76,705
Total Current Liabilities	1,048,785	1,611,015	562,230
Total Liabilities	$1,598,048	$1,764,894	$166,846

Our current assets increased by $76,705 as of December 31, 2011 as compared to December 31, 2010.  The increase in our total assets between the two periods was primarily attributed to an increase in our cash on hand of $108,019, which was mainly cash from the sales of our securities.

Our current liabilities decreased by $562,230, as of December 31, 2011 as compared to December 31, 2010.  A large portion of this decrease was due to our notes payable to related parties becoming long-term debt and not part of our current liabilities in 2011.  As a result, our total liabilities only decreased by $166,846.

In order to repay our obligations in full or in part when due, we will be required to raise significant capital from other sources.  There is no assurance, however, that we will be successful in these efforts.

Cash Requirements

We had cash available as of December 31, 2011 of $108,019 and $30,695 on December 31, 2010.  Based on our revenues, cash on hand and current monthly burn rate of approximately $20,000, we will need to continue borrowing from our shareholders and other related parties, and/or raise money from the sales of our securities, to fund operations.

Sources and Uses of Cash

Operations

We had net cash provided (used) by operating activities of ($433,176) for the year ended December 31, 2011, as compared to ($94,752) for the year ended December 31, 2010.  In 2011, the net cash used in operating activities consisted primarily of our net income (loss) of ($1,182,243), offset by accrued payables of $678,156, note payable beneficial conversion expense of $70,000, and amortization and depreciation of $911.  In 2010, the net cash provided by operating activities consisted primarily of our net income (loss) of ($498,359), partially offset by accrued payables of $342,966, compensatory equity issuances of $53,262, and amortization and depreciation of $7,379.

Investments

We did not have any cash flows from investing activities in either 2011 or 2010.

Financing

Our net cash provided (used) by financing activities for the year ended December 31, 2011 was $510,500, compared to $124,743 for the year ended December 31, 2010.  For 2011, our financing activities related to equity issuances of $436,000 and notes and loans payable – borrowings of $86,000, offset by notes and loans payables – payments of ($11,500).  For 2010, our financing activities consisted of equity issuances of $127,500 and notes and loans payable – borrowings of $5,000, offset by notes and loans payables – payments of ($7,757).

Contractual Obligations

December 31, 2011:

	2012 (1)	2013	2014	2015	2016	Total

Debt obligations	$277,260	$185,375	$196,881	$-	$-	$659,516
Capital leases	-	-	-	-	-	-
Operating leases	-	-	-	-	-	-
	$277,260	$185,375	$196,881	$-	$-	$659,516

(1)           The interest amount for the contractual obligation for 2012 has been estimated.

Off Balance Sheet Arrangements

We have no off balance sheet arrangements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On August 26, 2011, Cordovano and Honeck, LLP ("CH") resigned as our independent registered public accounting firm.

The reports of CH regarding our financial statements for the fiscal years ended December 31, 2010 and 2009 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2010 and 2009, and during the period from December 31, 2010 through August 26, 2011, the date of resignation, there were no disagreements with CH on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of CH would have caused it to make reference to such disagreement in its reports.

On October 20, 2011 we engaged Ronald Chadwick, P.C. as our independent registered public accounting firm.

Prior to engaging Ronald Chadwick, P.C., we did not consult with Ronald Chadwick, P.C. regarding the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinion that might be rendered by Ronald Chadwick, P.C. on our financial statements, and Ronald Chadwick, P.C. did not provide any written or oral advice that was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to market risks, which include interest rate changes in United States of America and commodity prices.  We do not engage in financial transactions for trading or speculative purposes.

Interest Rate Risk.  There may be interest charged on our accounts payable, as well as interest we charge on our accounts receivable, depending on their age.  Typically these interest rates are fixed are not affected by changes in market interest rates.  However, from time to time we may enter into debt transactions that have a variable interest rate which would leave us subject to interest rate fluctuations.

Commodity Prices. If we get operational, we will be exposed to fluctuation in market prices for the raw materials necessary to manufacture our products.  To mitigate risk associated with increases in market prices and commodity availability, we will attempt to negotiate contracts with favorable terms directly with vendors.  We do not believe we will enter into forward contracts or other market instruments as a means of achieving our objectives or minimizing our risk exposures on these materials.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The following table sets forth the names and ages of the current directors and executive officers of the Company, the principal offices and positions with the Company held by each person and the date such person became a director or executive officer of the Company.  The executive officers of the Company are elected annually by the Board of Directors.  The directors serve one-year terms until their successors are elected.  The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors.  Unless described below, there are no family relationships among any of the directors and officers.

Name	Age	Position(s)

Charles Bennington	67	President, Chief Operating Officer, Principal Financial Officer, Principal Accounting Officer and a Director (December 2006)

Scott Painter	64	Chief Executive Officer and a Director (May 2012)

Ronald Williams	66	Chief Technology Officer and Director (October 2005)

Nicholas Limer	66	Secretary and a Director (April 2005)

Sam Satyanarayana	71	Director (June 2010)

Devadatt Mishal	63	Director (June 2010)

Charles Bennington has been TBT's President and its Principal Executive, Financial and Accounting Officer since December 2006. Between May 2005 and December 2006 Mr. Bennington was TBT's Chief Operating Officer. Mr. Bennington has been a director of TBT since April 2005. Mr. Bennington holds a Degree in Finance and Banking from the University of Miami, Ohio.

Scott Painter has been our Chief Executive Officer since May 2012.  Mr. Painter is an experienced chief executive with expertise in growing businesses, venture finance, management team development, strategic partnering, and M&A.  In 1971, Mr. Painter started his career after college in the insurance industry by taking over the branch office in Seattle, Washington for Sun Life of Canada (10th largest life insurance company in the world).  At that time, the Seattle agency was ranked 52nd out of Sun Life's 55 worldwide agencies.  Five years later, Mr. Painter had grown the agency to a ranking of fourth in their worldwide agency system.  In 1984, Mr. Painter then started a career as an independent entrepreneur by creating Painter Financial Group, Ltd., a retail broker/dealer, which he grew as Chief Executive Officer and sole shareholder from a start-up to 50 offices nationally, 485 brokers, and $80 million in sales at which time he sold the company to UK’s Bekhor International.  In 1992, Mr. Painter then co-founded and served as Managing Partner at Chanen Painter & Company, Ltd., a boutique investment bank located in Seattle, Washington.  During his tenure, Chanen Painter & Company managed financings for a wide variety of technology enterprises and other businesses - a number of which currently trade on the NASDAQ exchange.

Ronald Williams has been TBT's Chief Technology Officer since October 28, 2005. Mr. Williams has been a director of TBT since June 3, 2010. Since 1993, Mr. Williams has owned and operated a mixed fruit tree orchard in Fallbrook, California. Since 1972, Mr. Williams has worked as an aerospace engineer and since 2005 Mr. Williams has been employed by the Aerospace Corporation in El Segundo, California. Mr. Williams holds a Bachelor of Science Degree in physics from the University of California at Los Angeles and has performed graduate studies in mechanical and material engineering at Cal State Northridge.

Nicholas Limer has been a director of TBT since April 8, 2005. Since 1998 Mr. Limer has acquired, developed and managed self storage properties in Southern California and Hawaii. Mr. Limer's the Managing Member of McKenna's On The Bay restaurant in Long Beach. Mr. Limer holds a Bachelor of Science Degree in Aeronautical Engineering from the Polytechnic Institution of Brooklyn, a Masters of Science Degree in Engineering from California State University, Long Beach and a Masters of Business Administration Degree from California State University, Long Beach.

Sam Satyanarayana has been a director of TBT since June 3, 2010. Between October 2004 and December 2006 Mr. Satyanarayana was TBT's Chief Executive Officer and President. Since 1990, Mr. Satyanarayana has been the Chief Executive Officer of Autosense International which designs, manufactures and markets breath alcohol ignition devices. Mr. Satyanarayana holds a Bachelor of Science Degree in Computer Engineering from the University of Mysore, India, a Masters of Science in Engineering from Oklahoma State University and a Masters of Business Administration from the University of Rochester.

Devadatt Mishal has been a director of TBT since June 3, 2010. Dr. Mishal has been practicing as an Obstetrician and Gynecologist since March 1982 in Downey, California. Dr. Mishal received his medical degree from Lokmanya Tilak.

EXECUTIVE COMPENSATION

The Summary Compensation Table shows certain compensation information for services rendered in all capacities for the fiscal years ended December 31, 2005 and 2004.  Other than as set forth herein, no executive officer’s salary and bonus exceeded $100,000 in any of the applicable years.  The following information includes the dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred.

		Annual Compensation				Long Term Compensation
						Awards		Payouts
Name and Principal Position	Year	Salary ($)		Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options SARs (#)	LTIP Payouts ($)	All Other Compensation ($)

Charles Bennington	2011	120,000		-0-	-0-	-0-	-0-	-0-	120,000
President, CFO, COO (former CEO)	2010	120,000	(1)	-0-	-0-	-0-	-0-	-0-	120,000

Ronald Williams	2011	-0-		-0-	-0-	-0-	-0-	-0-	-0-
CTO	2010	-0-		-0-	-0-	-0-	-0-	-0-	-0-

Nicholas Limer	2011	-0-		-0-	-0-	-0-	-0-	-0-	-0-
Secretary	2010	-0-		-0-	-0-	-0-	-0-	-0-	-0-

Gregory Bloom (2)	2011	-0-		-0-	-0-	-0-	-0-	-0-	-0-
(former Pres)	2010	-0-		-0-	-0-	-0-	-0-	-0-	-0-

(1)	Includes amounts paid to Mr. Bennington by TBT, an entity that we now own 97% of the outstanding common stock.
(2)	Mr. Bloom resigned as our President in May 2011.

OPTION/SAR GRANTS IN LAST FISCAL YEAR (Individual Grants)

Name	Number of Securities Underlying Options/SARs Granted (#)	Percent of Total Options/SARs Granted to Employees In Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date

Charles Bennington	-0-	N/A	N/A	N/A

Ronald Williams	-0-	N/A	N/A	N/A

Nicholas Limer	-0-	N/A	N/A	N/A

Gregory Bloom	-0-	N/A	N/A	N/A

AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
AND FY-END OPTION/SAR VALUES

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Unexercised Securities Underlying Options/SARs at FY-End (#) Exercisable/ Unexercisable	Value of Unexercised In-The-Money Option/SARs at FY-End ($) Exercisable/ Unexercisable

Charles Bennington	N/A	N/A	N/A	N/A

Ronald Williams	N/A	N/A	N/A	N/A

Nicholas Limer	N/A	N/A	N/A	N/A

Gregory Bloom	N/A	N/A	N/A	N/A

In May 2011 we entered into an employment agreement with Mr. Bennington which expires on the earlier of December 31, 2016 or Mr. Bennington's death. The employment agreement provides that we will pay Mr. Bennington a salary of $120,000 during the first year of the agreement, $156,000 during the second year of the agreement, $172,000 during the third year of the agreement, $190,000 during the fourth year of the agreement and $208,000 during the fifth year of the agreement. In addition the agreement allows Mr. Bennington to participate in all employee benefit plans generally available to our employees.

Long-Term Incentive Plans. We do not provide its officers or employees with pension, stock appreciation rights, long-term incentive or other plans and has no intention of implementing any of these plans for the foreseeable future.

Employee Pension, Profit Sharing or other Retirement Plans.  We do not have a defined benefit, pension plan, profit sharing or other retirement plan, although it may adopt one or more of such plans in the future.

Compensation of Directors

Our directors did not receive any compensation for their services as directors during the fiscal year ended December 31, 2011 or 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of October 17, 2012, certain information with respect to our equity securities owned of record or beneficially by (i) each Officer and Director of the Company; (ii) each person who owns beneficially more than 10% of each class of the Company’s outstanding equity securities; and (iii) all Directors and Executive Officers as a group.

Common Stock

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (1)
Common Stock	Charles Bennington (2)(3)	1,004,422		3.0%

Common Stock	Ronald Williams (2)	-		0%
	35569 Rice Canyon Road
	Fallbrook, CA 92028

Common Stock	Scott Painter (2)(3)	-		$0

Common Stock	Nicholas Limer (2)(3)(4)	5,466,720		16.6%

Common Stock	Sam Satyanarayana (2)(3)	5,636,267		17.1%
	683 E. Brokaw Rd.
	San Jose, CA 95112

Common Stock	Devadatt Mishal (2)(3)	307,548		1.0%

Common Stock	All Directors and Officers	12,414,957	(4)	36.6	% (4)
	As a Group (2 persons)

(1)
Unless otherwise indicated, based on 32,989,717 shares of common stock issued and outstanding.  Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for the purposes of computing the percentage of any other person.

(2)	Indicates one of our officers or directors.

(3)	Unless indicated otherwise, the address of the shareholder is 194 Marina Drive, Suite 202, Long Beach, CA 90803.

(4)	Includes 3,245,060 held in names of Mr. Limer’s relatives. Mr. Limer is deemed to beneficially own these shares.

The issuer is not aware of any person who owns of record, or is known to own beneficially, ten percent or more of the outstanding securities of any class of the issuer, other than as set forth above.  The issuer is not aware of any person who controls the issuer as specified in Section 2(a)(1) of the 1940 Act.  There are no classes of stock other than common stock issued or outstanding.  The Company does not have an investment advisor.

There are no current arrangements which will result in a change in control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On April 10, 2012, we issued 12,416,462 shares of our common stock to our certain individuals, some of whom are now our officers and directors (Charles Bennington – 1,004,422 shares; Devadalt Mishal – 309,053 shares; Nicholas Limer – 5,466,720 shares; Sam Satyanarayana – 5,636,267 shares) pursuant to an Agreement to Exchange Securities dated September 19, 2011, in exchange for 52% of the outstanding shares of TransBiotec, Inc., ("TBT").   The shares issued in connection with the acquisition of TBT were restricted securities, as that term is defined in Rule 144 of the Securities and Exchange Commission. We relied upon the exemption provided by Section 4(2) of the Securities Act of 1933 with respect to the issuance of these shares. The persons who acquired these shares were all provided with information concerning the Company prior to the acquisition of their shares.  The certificates representing the shares bear standard Rule 144 restrictive legends stating that the shares may not be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act of 1933 or pursuant to an applicable exemption from registration.

On March 22, 2012, we issued 75,758 shares our common stock to Devadalt Mishal, one of our directors, in exchange for $25,000.  These shares were issued with a standard Rule 144 restrictive legend.  Based on the representations of the investors in the stock purchase agreements the issuance of the shares was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.  The investors were sophisticated and familiar with our operations.

We lease our executive offices Preferred Asset Management, an entity where Nicolas Limer, one of officers and directors, is a principal.  We pay PAM a rate of $1,000 per month for this office space.

On February 10, 2010, our Board of Directors authorized the issuance of 10,000 shares to each of the Company's then three directors for services to us during 2009. The shares were valued at $1.00 per share resulting in total compensation expense of $30,000, which was recorded as stock based compensation for the year ended December 31, 2009.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Article VII of our Articles of Incorporation provides that, to the fullest extent permitted by law, no director or officer shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders.  In addition, the corporation shall have the power, in its bylaws or in any resolution of its stockholders or directors, to indemnify the officers and directors of the corporation against any liability as may be determined to be in the best interests of this corporation, and in conjunction therewith, to buy, at the corporation’s expense, policies of insurance.

Article XIII of our Bylaws further addresses indemnification of our directors and officers and allows us to indemnify our directors in the event they meet certain criteria in terms of acting in good faith and in an official capacity, when such conduct leads them to be involved in a legal action.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

AVAILABLE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934.  We filed with the Securities and Exchange Commission a registration statement on Form S-1, together with all amendments and exhibits thereto, under the Securities Act of 1933 with respect to the common stock offered hereby.  This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto.  Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

Copies of all or any part of the registration statement may be inspected without charge or obtained from the Commission at the Headquarters Office, 100 F Street, N.E., Room 1580, Washington, DC 20549, upon the payment of the fees prescribed by the Commission.  The registration statement is also available through the Commission’s web site at the following address:  http://www.sec.gov.

EXPERTS

The financial statements of TransBiotec, Inc. as of December 31, 2011 and 2010 and for the years then ended appearing in this prospectus which is part of a registration statement have been so included in reliance on the report of Ronald R. Chadwick, P.C., given on the authority of such firm as experts in accounting and auditing.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We will pay all expenses in connection with the registration and sale of the common stock by the selling stockholder, who may be deemed to be an underwriter in connection with their offering of shares.  The estimated expenses of issuance and distribution are set forth below:

Registration Fees	Approximately	$261
Transfer Agent Fees	Approximately	500
Costs of Printing and Engraving	Approximately	500
Legal Fees	Approximately	40,000
Accounting and Audit Fees	Approximately	5,000
Total		$46,261

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article VII of our Articles of Incorporation provides that, to the fullest extent permitted by law, no director or officer shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders.  In addition, the corporation shall have the power, in its bylaws or in any resolution of its stockholders or directors, to indemnify the officers and directors of the corporation against any liability as may be determined to be in the best interests of this corporation, and in conjunction therewith, to buy, at the corporation’s expense, policies of insurance.

Article XIII of our Bylaws further addresses indemnification of our directors and officers and allows us to indemnify our directors in the event they meet certain criteria in terms of acting in good faith and in an official capacity, when such conduct leads them to be involved in a legal action..

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

RECENT SALES OF UNREGISTERED SECURITIES

On October 18, 2012, we issued 88,692 shares of our common stock to Asher Enterprises, Inc. upon the conversion by Asher of $12,000 of debt we owe to them under a Convertible Promissory Note, currently in default.  Based on the representations of the investor in the Convertible Promissory Note and the Notice of Conversion, the issuance of the shares was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.  The investor was accredited and sophisticated, familiar with our operations, and there was no solicitation.

On September 28, 2012, we issued 40,000 shares our common stock to one non-affiliate investor in exchange for $10,000.  The terms of this investment are contained in a Stock Purchase Agreement dated September 6, 2012.  These shares were issued with a standard Rule 144 restrictive legend.  Based on the representations of the investor in the Stock Purchase Agreement, the issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act, and the holder was sophisticated and familiar with our operations.

On August 23, 2012, we issued 25,862 shares of our common stock to one non-affiliate company for services they provided to us, which services were value at $6,000.  These shares were issued with a standard Rule 144 restrictive legend.  The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act, and the holder was sophisticated and familiar with our operations.

On August 23, 2012, we issued 1,500,000 shares of our common stock to Kodiak Capital Group, LLC pursuant to the terms of Investment Agreement dated August 15, 2012.  These shares were issued with a standard Rule 144 restrictive legend.  Based on the representations of the investor in the Investment Agreement, the issuance of the shares was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.  The investor was accredited and sophisticated, familiar with our operations, and there was no solicitation.

On July 13, 2012, we issued 172,000 shares of our common stock to a non-affiliate in exchange for the conversion of $30,000 debt owed by us.  These shares were issued with a standard Rule 144 restrictive legend.  The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act, and the holder was sophisticated and familiar with our operations.

In April 2012, we issued an aggregate of 168,172 shares of our common stock to two non-affiliate investors in exchange for $55,000 pursuant to the terms of stock purchase agreements.  These shares were issued with a standard Rule 144 restrictive legend.  Based on the representations of the investors in the stock purchase agreements the issuance of the shares was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.  The investors were sophisticated and familiar with our operations.

On April 10, 2012, we issued 12,416,462 shares of our common stock to our certain individuals, some of whom are now our officers and directors (Charles Bennington – 1,004,422 shares; Devadalt Mishal – 309,053 shares; Nicholas Limer – 5,466,720 shares; Sam Satyanarayana – 5,636,267 shares) pursuant to an Agreement to Exchange Securities dated September 19, 2011, in exchange for 52% of the outstanding shares of TransBiotec, Inc., ("TBT").   The shares issued in connection with the acquisition of TBT were restricted securities, as that term is defined in Rule 144 of the Securities and Exchange Commission. We relied upon the exemption provided by Section 4(2) of the Securities Act of 1933 with respect to the issuance of these shares. The persons who acquired these shares were all provided with information concerning the Company prior to the acquisition of their shares.  The certificates representing the shares bear standard Rule 144 restrictive legends stating that the shares may not be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act of 1933 or pursuant to an applicable exemption from registration.

Between February 2012 and April 2012, we issued a total of 10,973,678 shares of our common stock to 53 non-affiliate shareholders in exchange for their shares of TBT common stock, which shares represented approximately 45% of TBT’s outstanding common stock.  We relied upon the exemption provided by Section 4(2) of the Securities Act of 1933 with respect to the issuance of these shares. The persons who acquired these shares were all provided with information concerning the Company prior to the acquisition of their shares.  The certificates representing the shares bear standard Rule 144 restrictive legends stating that the shares may not be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act of 1933 or pursuant to an applicable exemption from registration.

In March 2012 and April 2012, we issued an aggregate of 609,998 shares of our common stock to nine non-affiliate investors in exchange for a total investment of $201,300.  These shares were issued with a standard Rule 144 restrictive legend.  Based on the representations of the investors in the stock purchase agreements the issuance of the shares was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.  The investors were sophisticated and familiar with our operations.

On March 22, 2012, we issued 75,758 shares our common stock to Devadalt Mishal, one of our directors, in exchange for $25,000.  These shares were issued with a standard Rule 144 restrictive legend.  Based on the representations of the investors in the stock purchase agreements the issuance of the shares was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.  The investors were sophisticated and familiar with our operations.

On March 22, 2012, we issued 1,685,088 shares of our common stock to Ventura, LLC, or its designees, pursuant to our finder’s fee agreement with Ventura, LLC.  These shares were issued with a standard Rule 144 restrictive legend.  The issuance of the shares was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.  The investor was sophisticated and familiar with our operations.

 On September 12, 2011 the Company issued 89,350 shares of its common stock to its officers, directors and to a non-affiliate for services rendered.  The 89,350 shares of common stock were not registered under the Securities Act of 1933 and are restricted securities. The Company relied upon the exemption provided by Section 4(2) of the Securities Act of 1933 in connection with the issuance.  The persons who acquired these securities were sophisticated investors and were provided full information regarding the Company's business and operations. There was no general solicitation in connection with the offer or sale of these securities. The persons who acquired these securities acquired them for their own accounts. Any certificates representing the shares of common stock will bear a restricted legend providing that they cannot be sold unless pursuant to an effective registration statement or an exemption from registration.

On February 17, 2010, we issued an aggregate of 30,000 shares of common stock to Mark Allen, Gregory Bloom and Harlan B. Munn, our old officers and directors.  These shares were issued with a standard Rule 144 restrictive legend.  The issuance of the shares was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.  The investors were sophisticated and familiar with our operations.

EXHIBITS

3.1 (1)	Articles of Incorporation of Imagine Media, Ltd.

3.2	Articles of Amendment to Articles of Incorporation to TransBiotec, Inc.

3.3 (1)	Bylaws of Imagine Media, Ltd.

5.1*	Legal Opinion of Legal Counsel

10.1 (1)	Spin-off Trust Agreement by and between Gregory A. Bloom and Imagine Holding Corp. dated August 10, 2007

10.2 (1)	Form of Work For Hire Agreement

10.3 (1)	Assignment and Assumption Agreement by and between Imagine Holding Corp. and Imagine Media, Ltd. dated August 23, 2007

10.4 (2)	Investment Agreement by and between TransBiotec, Inc. and Kodiak Capital Group, LLC dated August 15, 2012

10.5	Amendment No. 1 to Investment Agreement by and between TransBiotec, Inc. and Kodiak Capital Group, LLC dated October 18, 2012

10.6 (2)	Registration Rights Agreement by and between TransBiotec, Inc. and Kodiak Capital Group, LLC dated August 15, 2012

23.1	Consent of Ronald R. Chadwick, P.C.

23.2*	Consent of Legal Counsel (included in Exhibit 5.1)

*	To be included in subsequent filing.

(1)	Incorporated by reference from our Registration Statement on Form SB-2, filed with the Commission on January 31, 2008.
(2)	Incorporated by reference from our Current Report on Form 8-K, filed with the Commission on September 11, 2012

Undertakings

A.           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

B.           The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of Regulation S-K) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Long Beach, State of California.

TransBiotec, Inc.

Dated: October 31, 2012	By:	/s/ Scott Painter
Scott Painter
Its: Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Dated: October 31, 2012	By:	/s/ Scott Painter
Scott Painter, Director and Chief Executive Officer (Principal Executive Officer)

Dated: October 31, 2012	By:	/s/ Charles Bennington
Charles Bennington, Director, President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer), Operating Officer

Dated: October 31, 2012	By:	/s/ Nicholas Limer
Nicholas Limer, Director and Secretary

Dated: October 31, 2012	By:	/s/ Ronald Williams
Ronald Williams, Director and Chief Technology Officer

Dated: October 31, 2012	By:	/s/ Sam Satyanarayana
Sam Satyanarayana, Director

Dated: October 31, 2012	By:	/s/ Devadatt Mishal
Devadatt Mishal, Director